Registration No. 333-251059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Transportation and Logistics Systems, Inc.

(Name of Issuer in Its Charter)

Nevada	4215	26-3106763
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

Telephone: (833) 764-1443

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sebastian Giordano

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

Telephone: (833) 764-1443

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Akabas & Sproule

11th Floor

488 Madison Avenue

New York, NY 10022

Attn: Seth A. Akabas, Esq.

Telephone: (212) 308-8505

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying Series E Convertible Preferred Stock	1,431,913,000	(2)(4)	$0.03	(5)	$42,957,390.00	(5)	$4,686.65
Common Stock, par value $0.001 per share, underlying warrants	630,239,717	(3)(4)	$0.03	(5)(6)	$18,907,191.51	(5)(6)	$2,062.77
Total	2,062,152,717	(1)(2)(3)(4)			$61,864,581.51		$6,749.42

(1)	The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Represents shares of common stock issuable upon conversion of Series E Convertible Preferred Stock assuming a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, resulting in the selling stockholders having the right to convert each share of Series E Convertible Preferred Stock into shares of common stock having a value equal to 125% of the stated value of $13.34 per share of Series E Convertible Preferred Stock at a conversion price equal to $0.006 per share of common stock.

(3)	Represents shares of common stock issuable upon the exercise of warrants to purchase 630,239,717 shares of common stock, offered by the selling stockholders.

(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(5)	The maximum price at which the Selling Shareholders will sell the shares offered by this prospectus.

(6)	Calculated pursuant to Rule 457(a) based on the amount of securities to be registered multiplied by the proposed maximum offering price per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to Form S-1/A contains an updated prospectus related to the sale or other disposition from time to time of up to 2,062,152,717 shares of our Common Stock, which consists of (i) 1,431,913,000 shares issuable upon the conversion of 448,495 shares of Series E Convertible Preferred Stock, par value $0.001 per share, and (ii) 630,239,717 shares issuable upon the exercise of warrants by the Selling Shareholders identified in this prospectus or their permitted transferees, all of which were initially registered on our registration statement on Form S-1/A, (File No. 333-251059) (the “Registration Statement”) declared effective by the Securities and Exchange Commission on May 4, 2021. All filing fees payable in connection with the shares of Common Stock covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until this post-effective amendment no. 1 to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 24, 2023

Transportation and Logistics Systems, Inc.

2,062,152,717 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 2,062,152,717 shares (“Shares”) of our common stock, par value $0.001 per share (“Common Stock”), which consists of (i) 1,431,913,000 shares issuable upon the conversion of 448,495 shares of outstanding Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Stock”) currently outstanding assuming a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, resulting in the selling stockholders having the right to convert each share of Series E Convertible Preferred Stock into shares of common stock having a value equal to 125% of the stated value of $13.34 per share of Series E Convertible Preferred Stock at a conversion price equal to $0.006 per share of common stock and (ii) 630,239,717 shares issuable upon the exercise of outstanding warrants exercisable at $0.01 per share (collectively, “Warrants”). Unless and until a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, only 723,933,731 shares of our Common Stock are issuable upon conversion of the outstanding Series E Stock. All of the shares of common stock being registered in this prospectus are being offered for resale by the selling stockholders named in this prospectus (the “Selling Stockholders”).

We are registering the offer and sale of the Shares by the Selling Stockholders (the “Offering”) to satisfy registration rights we have granted pursuant to registration rights agreements dated as of October 8, 2020, December 28, 2020, December 31, 2020, January 7, 2021, January 27, 2021, March 22, 2021, and April 9, 2021 (the “Registration Rights Agreements”). We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Shares.

We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the Selling Stockholders. However, we will receive proceeds for any exercise of Warrants, but not for the subsequent sale of the shares underlying the Warrants. The shares to which this prospectus relates may be offered and sold from time to time directly by the Selling Stockholders or alternatively through underwriters, broker dealers or agents The Selling Stockholders will sell the shares offered by this prospectus at prices from $0.001 to $0.005 per share (and, within such range, will determine at what price they may sell the shares) until the company’s shares are listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they will sell the shares offered by this prospectus at prevailing market prices or privately negotiated prices. For additional information on the methods of sale that may be used by the Selling Stockholders, see the section entitled “Plan of Distribution.” For a list of the Selling Stockholders, see the section entitled “Principal and Selling Stockholders.”

Our common stock is quoted on the OTC Pink Tier of the OTC Markets Group, Inc. under the symbol “TLSS”. On August 15, 2023, the last reported sale price of our common stock was $0.0012 per share. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of the date of this prospectus, our common stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 24 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2023.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not, and the Selling Stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC this Registration Statement under the Securities Act to register with the SEC the Shares being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Shares, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Annual Report on Form 10-K for the year ended December 31, 2022, as filed on March 31, 2023;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed on May 15, 2023;

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, as filed on August 11, 2023;

●	Current Report on Form 8-K filed with the SEC on July 19, 2023;

●	Current Report on Form 8-K filed with the SEC on July 12, 2023;

●	Current Reports on Form 8-K/A filed with the SEC on June 20, 2023;

●	Current Report on Form 8-K filed with the SEC on April 24, 2023;

●	Current Report on Form 8-K filed with the SEC on February 6, 2023;

●	Current Report on Form 8-K filed with the SEC on January 10, 2023;

The description of the Company’s capital stock is set forth herein beginning on page 32. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Chief Executive Officer, Sebastian Giordano, at the following address:

Transportation and Logistics Systems, Inc.
5500 Military Trail, Suite 22-357
Jupiter, Florida 33458

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (https://tlss-inc.com/regulatory-filings/) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes. Unless we specify otherwise, all references in this prospectus to “TLSS,” “we,” “our,” “us,” and “our company,” refer to Transportation and Logistics Systems, Inc. and its active wholly-owned operating subsidiaries, Cougar Express, Inc., Freight Connections, Inc., JFK Cartage, Inc. and Severance Trucking Co., Inc.

OUR COMPANY

Transportation and Logistics Systems, Inc. (“TLSS” or the “Company”) is a holding company incorporated under the laws of the State of Nevada, on July 25, 2008. Its active wholly-owned operating subsidiaries, Cougar Express, Inc., Freight Connections, Inc., JFK Cartage, Inc. and Severance Trucking Co., Inc. (acquired in 2023, along with Severance Warehousing, Inc. and McGrath Trailer Leasing, Inc., and hereafter referred to as “Severance Trucking”), together provide a full suite of logistics and transportation services, specializing in ecommerce fulfillment, last mile deliveries, two-person home delivery, mid-mile, and long-haul services. Such entities operate several warehouse locations located in New York, New Jersey, Connecticut and Massachusetts. Inactive subsidiaries include: TLSS Acquisition, Inc. (“TLSSA”), Shyp CX, Inc. (“Shyp CX”), Shyp FX, Inc. (“Shyp FX”), TLSS-FC, Inc. (“TLSS-FC”) and TLSS-STI, Inc. (“TLSS-STI”).

We are primarily an asset-based point-to-point delivery company. An asset-based delivery company, as compared to a non-asset-based delivery company, owns its own transportation equipment and employs its own drivers. As of June 30, 2023, through our active subsidiaries, we owned approximately 85 vehicles consisting of trucks, box trucks and vans, 86 trailers, and 21 forklifts, while employing approximately 65 drivers.

In addition, our operations utilize the services of independent contractors, who generally use their own vehicles, on an as needed basis.

Since exiting the Amazon business, we have pursued a growth by acquisitions strategy as set forth below and, as such, continue to pursue potential acquisition opportunities.

On November 13, 2020, we formed a wholly-owned subsidiary, Shyp FX, a company incorporated under the laws of the State of New Jersey. On January 15, 2021, through Shyp FX, we executed an APA and closed a transaction to acquire substantially all of the assets and certain liabilities of DDTI, a northern New Jersey-based logistics provider specializing in servicing Federal Express over the past 25 years, including last-mile delivery services using vans and box trucks. The purchase price was $100,000 of cash and a promissory note of $400,000. The principal assets involved in the acquisition were vehicles for cargo transport, system equipment for vehicle tracking and navigation of vehicles, and delivery route rights together with assumption of associated customer relationships. We concluded that the operations of Shyp FX, which is exclusively dedicated to servicing Federal Express routes in northern New Jersey, no longer fit into our long-term growth plans. Shyp FX sold substantially all its asset and specific liabilities in a transaction that closed in June 2022.

On November 16, 2020, we formed a wholly-owned subsidiary, TLSSA, a company incorporated under the laws of the State of Delaware. On March 24, 2021, TLSSA acquired all the issued and outstanding shares of capital stock of Cougar Express, a New York-based full-service logistics provider specializing in pickup, warehousing, and delivery services in the tri-state area. The purchase price was $2,000,000 of cash plus cash for the acquisition of security deposits, a cash payment equal to 50% of the difference between cash and accounts receivable acquired and accounts payable assumed, less the assumption of truck loans and leases, and a promissory note of $350,000. The previous owner of Cougar Express is barred from competing with the Cougar Express business for five years. Cougar Express was a family-owned full-service transportation business that has been in operation for more than 30 years providing one-to-four person deliveries and offering white glove services. It utilizes its own fleet of trucks, warehouse/driver/office personnel and on-call subcontractors from its convenient and secure New York JFK airport area location, allowing it to pick-up and deliver throughout the New York tri-state area. Cougar Express serves a diverse base of approximately 50 commercial accounts, which are freight forwarders that work with some of the most notable retail businesses in the country. We believe that the acquisition of Cougar Express fits our current business plan, given Cougar Express’s demographic location, services offered, and diversified customer base, and given that it would provide us with a long-standing, well-run profitable operation as a step to begin replacing the revenue it lost as a result of Amazon terminating its delivery service provider business. Furthermore, we believe that, because Cougar Express is strategically based in New York and serves the tri-state area, organic growth opportunities will be available for expanding its footprint into our primary base of operations in New Jersey, as well as efficiencies that could be derived by leveraging Shypdirect’s operational capabilities.

On February 21, 2021, the Company formed a wholly-owned subsidiary, Shyp CX, a company incorporated under the laws of the State of New York. Shyp CX does not engage in any revenue-generating operations and is currently inactive.

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On August 4, 2022, the Company’s wholly-owned subsidiary, Cougar Express, closed on its acquisition of all outstanding stock of JFK Cartage, a New York-based full-service logistics provider specializing in pickup, warehousing and delivery services in the tri-state area. Joan Ton, the sole shareholder of JFK Cartage, from whom the shares were acquired, is an unrelated party (the “JFK Cartage Seller”). The effective date of the acquisition was July 31, 2022. JFK Cartage operates from a 31,000 square foot warehouse with ten drive-in doors and is strategically located approximately six miles from JFK International Airport. JFK Cartage has been in business since 2008 and has been providing warehousing, cross-dock services, pickup and deliveries, and general trucking, handling airfreight, trade show freight, expedited and hotshot demand work, LTL/cartage as well as FTL, reverse logistics, white glove and residential delivery services to a broad base of over 95 commercial accounts and residential customers. JFK Cartage operates a wide-ranging fleet of specialty vehicles, from its Sprinter vans to full 53-ft. tractor trailers. JFK Cartage, with its assets, fleet and warehouse is believed to be one of the largest leading cartage agents serving the New York Tri-State area. Pursuant to the Stock Purchase and Sale Agreement with Cougar Express and JFK Cartage dated May 24, 2022, the purchase price was $1,700,000, subject to certain adjustments. The Company: (i) paid $405,712 in cash at closing; and (ii) JFK Cartage entered into a $696,935 promissory note with the JFK Cartage Seller, $98,448 of which is payable weekly, in the amount of 25% of accounts receivable collected, but in any event, no later than October 4, 2022, with the remaining balance of $598,487, payable in three annual installments of $199,496, with interest at 5.0% percent per annum on July 31, 2023, July 31, 2024 and July 31, 2025, respectively. Additionally, Cougar Express agreed to pay the $503,065 Small Business Administration (“SBA”) loan that existed on the books of JFK Cartage, which was paid in August 2022; and (iv) agreed to pay certain accrued liabilities and other notes payable that exists on the books of JFK Cartage. For accounting purposes, the total purchase consideration paid, after closing adjustments, was deemed to be $1,102,647, which includes cash of $405,712 plus the $696,935 promissory note that is in the name of JFK Cartage. The purchase consideration amount did not include the SBA loan of $503,065 and accrued liabilities and other notes payable which were treated as assumed liabilities in the purchase price allocation.

Effective September 16, 2022, the Company’s newly formed wholly-owned subsidiary, TLSS-FC, closed on an acquisition of all outstanding stock of Freight Connections, a company offering an array of transportation, warehousing, consolidating, distribution, and local cartage services throughout the New York tri-state area. Joseph Corbisiero, the sole shareholder of Freight Connections, from whom the shares were acquired (the “Freight Connections Seller”), is an unrelated party. Freight Connections was founded in 2016 and is a transportation and logistics carrier headquartered in Ridgefield Park, New Jersey. Freight Connections currently operates with 30 power units and 50 trailers, including dry vans, pups, flatbeds, step decks, and double drop trailers out of three buildings in the area with 200,000 square feet of warehouse and cross dock space, strategically located within one mile of each other. Freight Connections offers customers an array of services including truckload, LTL, and consolidating of cartage, construction-trade, air, and rail freight, as well as warehousing and distribution services. Prior to the closing, the Company, TLSSA and Freight Connections Seller entered into an amendment to their Stock Purchase and Sale Agreement, dated as of May 23, 2022 (the “Amended SPA”), and TLSSA assigned its interest in the Amended SPA to TLSS-FC. Pursuant to the Amended SPA, the total purchase price was $9,365,000, subject to certain adjustments. TLSS-FC: (i) paid $1,525,000 in cash at closing, (ii) Freight Connections entered into a $4,544,671 secured promissory note with the Freight Connections Seller, with interest accruing at the rate of 5% per annum and then 10% per annum as of March 1, 2023 (The entire unpaid principal under the note, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, shall be due and payable in one balloon payment on December 31, 2023, unless paid sooner. The promissory note is secured solely by the assets of Freight Connections), and (iii) assumed certain debt. The Company issued to the Freight Connections Seller 178,911,844 shares of the Company’s common stock and 32,374 shares of the Company’s Series H preferred stock which is convertible into an aggregate of 323,740,000 shares of the Company’s common stock based on a conversion of 10,000 shares of common stock for each share of Series H preferred stock outstanding. The common stock and the as if converted number of Series H preferred stock were valued at $0.0059 per share based on the quoted closing price of the Company’s common stock on the measurement date, for an aggregate fair value of $2,965,646. The number of shares was calculated as follows: (a) shares of common stock of the Company equal to no more than 4.99% of the number of shares of common stock outstanding immediately after such issuance, and (b) the balance of the shares in Series H Convertible Preferred Stock, a new series of non-voting, convertible preferred stock issuable to sellers in connection with acquisitions or strategic transactions approved by a majority of the directors of the Company. TLSS-FC agreed to pay certain accrued liabilities and other notes payable that exist on the books of Freight Connections and agreed to pay the $4,544,671 secured promissory note which is in the name of Freight Connections. For accounting purposes, the total purchase consideration paid, after closing adjustments, was deemed to be $9,035,317 which includes (i) cash paid of $1,525,000, (ii) the aggregate fair value of common shares and Series H preferred shares issued to Freight Connections Seller of $2,965,646, and (iii) the $4,544,671 secured promissory note in the name of Freight Connections. The purchase consideration amount does not include accrued liabilities and other notes payable which were treated as assumed liabilities in the purchase price allocation.

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On February 3, 2023, our newly formed wholly-owned subsidiary, TLSS-STI, closed on an acquisition of all outstanding stock of Severance Trucking Co., Inc., Severance Warehousing, Inc. and McGrath Trailer Leasing, Inc., which together, offer LTL trucking services throughout New England (collectively, “Severance Trucking”), with an effective date as of the close of business on January 31, 2023. The sellers of the stock of each entity were Kathryn Boyd, Clyde Severance, and Robert Severance, all individuals (the “Sellers”). None of the Sellers are affiliated with the Company or its affiliates. Severance is a privately-owned full-service transportation carrier and logistics business that has been in operation for over 100 years specializing in LTL trucking that provides next day service to major cities in New England and New York, with cartage and interline agreements with respected carriers that ensure reliable deliveries anywhere in the United States and Canada. With annual revenues of over $13.0 million in 2022, Severance currently operates with over 120 power units and trailers and has two locations, comprised of approximately 18,000 square feet of warehouse and cross dock space, 9,000 square feet of office and 5,750 square feet of repair facilities located in Dracut, Massachusetts and approximately 16,000 square feet of warehouse space in North Haven, Connecticut. The total purchase price was $2,250,000 plus closing expenses of $10,747. TLSS-STI: (i) paid $687,808 in cash, and (ii) entered into a $1,572,939 secured promissory note with the Seller, with interest accruing at the rate of 12% per annum. The entire unpaid principal under the note, shall be due and payable in three (3) equal payments on August 1, 2023, February 1, 2024, and August 1, 2024, respectively, together with all accrued and unpaid interest thereunder, unless paid sooner. The promissory note is secured solely by the assets of Severance and a corporate guaranty from TLSS. The purchase price is subject to a post-closing adjustment, up or down, determined by the amount by which Severance working capital as of the close of business on January 31, 2023, exceeds or falls short of the target working capital, as of September 30, 2022, on which the purchase price was calculated.

Corporate History

TLSS was incorporated under the name “PetroTerra Corp.” in the State of Nevada on July 25, 2008. Prior to March 2017, TLSS was an independent oil or gas exploration and development company focused on the acquisition or lease of properties that potentially contained extractable oil or gas. However, at that time, we had not generated any revenues and, due to a decline of the oil and gas markets, elected to seek other business opportunities.

On March 30, 2017, TLSS entered into a Share Exchange Agreement, dated as of the same date, with Save on Transport Inc., a Florida-based non-asset provider of integrated transportation management solutions, including brokerage and logistics services related to the transportation of automobiles and other freight (“Save on Transport”), pursuant to which we acquired Save on Transport as a wholly-owned subsidiary. TLSS’s acquisition of Save on Transport was treated as a reverse merger and recapitalization of Save on Transport for financial reporting purposes because the Save on Transport shareholders retained an approximate 80% controlling interest in our consolidated company. Save on Transport was considered the acquirer for accounting purposes, and our historical financial statements before the acquisition transaction were replaced with the historical financial statements of Save on Transport before such acquisition. The balance sheets at their historical cost basis of both entities were combined at the acquisition date and the results of operations from the acquisition date forward included the historical results of Save on Transport and our combined results of operations from the acquisition date forward. On May 1, 2019, we entered into a Share Exchange Agreement with Save On Transport and Steven Yariv, whereby the Company returned all of the stock of Save On Transport to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company.

On June 18, 2018, TLSS completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS from its members pursuant to the terms and conditions of a Stock Purchase Agreement entered into among the Company and the Prime EFS members on the Acquisition Date. Prime EFS was a New Jersey based transportation company that generated substantially all of its revenues from Amazon in New York, New Jersey, and Pennsylvania until it ceased operations on September 30, 2020 due to Amazon’s non-renewal of its Delivery Service Partner (DSP) Agreement with Prime EFS, as described above and elsewhere.

On July 24, 2018, TLSS formed Shypdirect LLC, a company organized under the laws of New Jersey. Shypdirect was a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office. Since its inception, Shypdirect generated substantially all of its revenues from Amazon. As described below, in August 2020, Amazon elected to terminate its Amazon Relay Carrier Terms of Service with Shypdirect effective May 14, 2021. Accordingly, in June 2021, Shypdirect ceased its tractor trailer and box truck delivery services to Amazon, and in July 2021, Shypdirect ceased all operations.

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On November 13, 2020, TLSS formed a wholly-owned subsidiary, Shyp FX, under the laws of the State of New Jersey. On January 15, 2021, through Shyp FX, we executed an asset purchase agreement (“APA”) and closed a transaction to acquire substantially all of the assets and certain liabilities of DDTI.

On November 16, 2020, we formed a wholly-owned subsidiary, TLSS Acquisition, under the laws of the State of Delaware. On March 24, 2021, TLSS Acquisition acquired all of the issued and outstanding shares of capital stock of Cougar Express.

On February 21, 2021, the Company formed a wholly-owned subsidiary, Shyp CX, under the laws of the State of New York. Shyp CX does not engage in any revenue-generating operations.

On August 17, 2022, the Company formed a wholly-owned subsidiary, TLSS-FC, under the laws of the State of Delaware. On September 16, 2022, TLSS-FC acquired all the issued and outstanding shares of capital stock of Freight Connections. TLSS-FC does not engage in any revenue-generating operations and is currently inactive.

On January 27, 2023, the Company formed a wholly-owned subsidiary, TLSS-STI, under the laws of the State of Delaware. On January 31, 2023, TLSS-STI acquired all the issued and outstanding shares of capital stock of Severance Trucking. TLSS-STI does not engage in any revenue-generating operations and is currently inactive.

On May 31, 2023, the Company formed a wholly-owned subsidiary, TLSS Operations Holding Company, Inc., under the laws of the State of Delaware. TLSS Operations Holding Company, Inc. does not engage in any revenue-generating operations.

On May 31, 2023, the Company formed a wholly-owned subsidiary, TLSS-CE, Inc., under the laws of the State of Delaware. TLSS-CE, Inc., does not engage in any revenue-generating operations.

Our principal executive offices are located in the United States at 5500 Military Trail, Suite 22-357, Jupiter, Florida 33458, and our telephone number is (833) 764-1443.

Company Overview

E-Commerce Fulfillment Solutions. The rapid growth of e-commerce and the online retailing segment of e-commerce is well documented. Online retail companies have logistics needs that differ from those of traditional businesses. Unlike traditional inventory management, e-commerce companies need to ship items directly to customers, who expect their orders to arrive on time and as described. We have built our delivery services to perform effectively in the “on demand” shipping environment that is part of the e-commerce fulfillment solutions system. We are currently looking to offer the expertise and knowledge we have in this area to new customers.

Our Strategy and Competitive Strengths

As a result of the termination of Prime EFS’s involvement with Amazon’s DSP Program and the termination of Shypdirect’s involvement with Amazon’s Relay Carrier Terms of Service, we began the process of diversifying our business primarily starting with the acquisition of Cougar Express and the assets of DDTI. In 2022, we acquired the businesses of JFK Cartage and Freight Connections. Most recently, in 2023, we acquired Severance Trucking. Our strategy is to be a leader in the transportation industry by providing on-time, high-quality pick-up, transportation, and long-haul, mid-mile and last-mile delivery services.

Market Knowledge and Understanding. While we have been operating our current business for only a few years, our senior management personnel collectively have more than 40 years of experience in the transportation industry and broad knowledge in providing transportation services. These solutions are in high demand, and we hope to grow our business more profitably than was experienced in prior periods. Members of our senior management team have operational experience both within and without the transportation and logistics industry together with extensive experience in business growth and acquisitions. We believe we understand the various segments of the end-to-end solutions required to deliver goods rapidly and accurately between the various pick-up and delivery points in the delivery chain.

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Unwavering Focus on Relationships and Superior Service. We aim to be the premier platform and partner of choice for our customers. We believe we offer superior services and solutions due to our company-wide commitment to customer service.

Experienced and Proven Management Team. We believe our management team is among the most experienced in the industry. Our senior management team brings experience in transportation and logistics, mergers and acquisitions, information technology, e-commerce retailing and fulfillment.

We hope to leverage our competitive strengths to increase shareholder value through the following core strategies.

Pursue Value-Enhancing Strategic Acquisitions. We intend to pursue strategic acquisitions as a means of adding new markets in the United States, expanding our transportation and logistics service offerings, adding talented management and operational employees, expanding, and upgrading our technology platform and developing operational best practices. We are currently at various stages of reviewing several potential acquisition targets and believe we have significant opportunities to grow our business through our knowledge of our industry and possible acquisition targets.

Build Upon Strong Customer Relationships to Expand Organically. We intend to utilize our strategic acquisitions to facilitate organic growth through leveraging our product and service capabilities, expanding the size of our service area, and adding higher margin services to our service offerings.

Expand Our Operations to Other Regions of the U.S. Our mid-mile and long-haul delivery services are currently provided in the eastern United States. As we continue to expand our marketing and customer relationships, we anticipate expanding our geographic footprint to provide such services, and to capture market share, in other regions of the U.S. by opening our own operations centers and warehouses, acquiring existing regional transportation and logistics companies operating in other areas and partnering with local operators in other regions. We believe the expansion of our business in other regions of the U.S. will also allow us to expand our relationships with existing customers who operate in those regions.

Enhance Our Operating Margins. We hope to enhance our operating margins through a combination of increased operational efficiencies, leveraging our existing assets and distribution facilities and increasing our usage of technology to help us better plan, execute and monitor the performance of our services and transportation assets.

We are actively pursuing strategic partnerships, including further acquisitions. Our acquisition strategy will include issuing additional shares. Currently, we are authorized to issue ten billion shares of Common Stock. Currently, approximately 4,387,563,354 shares of Common Stock are outstanding, and, if all rights convertible into or exchangeable for shares of Common stock were exercised, close to 8,700,000,000 shares of Common Stock would be outstanding. Further, a substantial portion of the unissued shares of Common Stock are held in reserve in connection with rights of conversion of convertible preferred stock and/or debt and/or exercise of warrants and/or options. Consequently, we will not be able to issue shares in connection with additional equity investments (including any requirements by investors to place shares of Common Stock in reserve for conversion of convertible preferred stock and/or debt and/or exercise of warrants and/or options), unless we amend our Articles of Incorporation to authorize the issuance of additional Common Stock. The Board of Directors believes it is in the interest of the Company that the Articles of Incorporation of the Company be amended to authorize the issuance of Fifty Billion shares of Common Stock.

Our Board of Directors unanimously adopted a resolution seeking stockholder approval to authorize the Board of Directors to increase the number of authorized shares of common stock. The Board believes that this increase in the number of authorized shares is in the best interest of the Company and its stockholders in order for the Company to actively pursue imminent strategic partnerships in exchange for valuable shares in the Company. The relative voting and other rights of holders of the common stock will not be altered by the authorization of additional shares of common stock.

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In connection with obtaining expeditious stockholder approval of the amendment to its Articles of Incorporation for the Authorized Share Increase Proposal, the Company issued a new series of preferred stock (“Series I Preferred Stock”) having the right to vote and/or consent solely on an amendment to its Articles of Incorporation to the issuance of Fifty Billion shares of Common Stock (the “Authorized Share Increase Proposal”). Solely with respect to the Authorized Share Increase Proposal, the Series I Preferred Stock has voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Company’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting). The Series I Preferred Stock has no the right to vote and/or consent on any matter other than an Authorized Share Increase Proposal. One share of Series I Preferred Stock was issued, and on July 27, 2023, voted to approve the Authorized Share Increase Proposal.

Technology

An integral part of our operating philosophy is the utilization of technology to support our transportation services and provide our employees with real time information on the status of our operations. We believe our focus on technology as a support to our operations allows our employees to focus on performing at high levels for the benefit of our customers.

We are also exploring technology-based acquisition opportunities that can provide higher margin solution-based products and services.

Customers and Markets

For the year ended December 31, 2022, two customers accounted for 22.8% of the Company’s total net revenues (11.9% and 10.9%, respectively). For the year ended December 31, 2021, four customers represented 74.5% of the Company’s total net revenues (28.5%, 21.6%, 12.5% and 11.9%, respectively).

Accordingly, we continue to have customer concentration risk, which we hope to address by expanding our organic growth through the addition of new customers and through the acquisition of businesses that provide transportation services for new customer bases.

Acquisitions

On January 15, 2021, through Shyp FX, we simultaneously executed an asset purchase agreement (“APA”) and closed a transaction to acquire substantially all the assets and certain liabilities of DDTI. DDTI’s annual revenues in 2020 exceeded $1 million. The purchase price under the APA was $100,000 of cash and a promissory note of $400,000. The principal assets involved in the acquisition were vehicles for cargo transport, system equipment for vehicle tracking and navigation of vehicles, and delivery route rights together with assumption of associated customer relationships. The acquisition of DDTI made the Company an approved contracted service provider of FedEx, which, we believe, fits in well with our current geographic coverage area and may lead to additional expansion opportunities within the FedEx network. On June 21, 2022, we sold substantially all the assets of Shyp FX in an all-cash transaction. The purchaser was Farhoud Logistics Inc., a New Jersey corporation, an unrelated party. Under the terms of the sale, The Company sold the assets of Shyp FX consisting of transportation equipment and other equipment and the business of Shyp FX for $825,000. We received net proceeds of $748,500 which is net of a broker commission of $75,000 and other expenses of $4,214. $25,000 was held in escrow, pending bulk sale tax clearance from the State of New Jersey and to cover the estimated cost of a vehicle repair. We received the escrowed funds during the fourth quarter of 2022. In connection with the sale of these assets, for the year ended December 31, 2021, we recorded a gain on the sale of $293,975.

On November 11 2020, our wholly-owned subsidiary, TLSSA, entered into an asset purchase agreement dated as of November 6, 2020 (“APA”), to acquire substantially all the assets and certain liabilities of Cougar Express. Cougar Express was a family-owned full-service transportation business that has been in operation for more than 30 years providing one-to-four person deliveries and offering white glove services. It utilizes its own fleet of trucks, warehouse/driver/office personnel and on-call subcontractors from its convenient and secure New York JFK airport area location, allowing it to pick-up and deliver throughout the New York tri-state area. Cougar Express serves a diverse base of 50 commercial accounts, which are freight forwarders that work with some of the most notable retail businesses in the country. Some of Cougar Express’s accounts have been customers of Cougar Express for more than 20 years. On March 24, 2021, TLSS Acquisition acquired all the issued and outstanding shares of capital stock of Cougar Express. The purchase price was $2,000,000 of cash plus cash for the acquisition of security deposits, a cash payment equal to 50% of the difference between cash and accounts receivable acquired and accounts payable assumed, less the assumption of truck loans and leases, and a promissory note of $350,000. The previous owner of Cougar Express is barred from competing with the Cougar Express business through March 24, 2026.

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On August 4, 2022, the Company’s wholly-owned subsidiary, Cougar Express, closed on its acquisition of all outstanding stock of JFK Cartage, a New York-based full-service logistics provider specializing in pickup, warehousing and delivery services in the tri-state area. Ms. Joan Ton, the sole shareholder of JFK Cartage, from whom the shares were acquired, is an unrelated party (the “JFK Cartage Seller”). The effective date of the acquisition was July 31, 2022. JFK Cartage operates from a 30,000 square foot warehouse with ten drive-in doors and is strategically located approximately six miles from JFK International Airport. JFK Cartage has been in business since 2008 and has been providing warehousing, cross-dock services, pickup and deliveries, and general trucking, handling airfreight, trade show freight, expedited and hotshot demand work, LTL/cartage as well as FTL, reverse logistics, white glove and residential delivery services to a broad base of over 95 commercial accounts and residential customers. JFK Cartage operates a wide-ranging fleet of specialty vehicles, from its Sprinter vans to full 53-ft. tractor trailers. JFK Cartage, with its assets, fleet and warehouse is believed to be one of the largest leading cartage agents serving the New York Tri-State area. Pursuant to the Stock Purchase and Sale Agreement with Cougar Express and JFK Cartage dated May 24, 2022, the purchase price was $1,700,000, subject to certain adjustments. The Company: (i) paid $405,712 in cash at closing; and (ii) JFK Cartage entered into a $696,935 promissory note with the JFK Cartage Seller, $98,448 of which was payable weekly, in the amount of 25% of accounts receivable collected, but in any event, no later than October 4, 2022, with the remaining balance of $598,487, payable in three annual installments of $199,496, with interest at 5.0% percent per annum on July 31, 2023, July 31, 2024 and July 31, 2025, respectively. Additionally, Cougar Express agreed to pay the $503,065 Small Business Administration (“SBA”) loan that existed on the books of JFK Cartage, which was paid in August 2022; and (iv) agreed to pay certain accrued liabilities and other notes payable that existed on the books of JFK Cartage. For accounting purposes, the total purchase consideration paid, after closing adjustments, was deemed to be $1,102,647, which includes cash of $405,712 plus the $696,935 promissory note that is in the name of JFK Cartage. The purchase consideration amount did not include the SBA loan of $503,065, and accrued liabilities and other notes payable, which were treated as assumed liabilities in the purchase price allocation.

Effective September 16, 2022, the Company’s newly formed wholly-owned subsidiary, TLSS-FC, closed on an acquisition of all outstanding stock of Freight Connections, a company offering an array of transportation, warehousing, consolidating, distribution, and local cartage services throughout the New York tri-state area. Joseph Corbisiero, the sole shareholder of Freight Connections, from whom the shares were acquired (the “Freight Connections Seller”), is an unrelated party. Freight Connections was founded in 2016 and is a transportation and logistics carrier headquartered in Ridgefield Park, New Jersey. Freight Connections currently operates with 30 power units and 50 trailers, including dry vans, pups, flatbeds, step decks, and double drop trailers, out of three buildings in the area with 200,000 square feet of warehouse and cross dock space, strategically located within one mile of each other. Freight Connections offers customers an array of services including truckload, LTL, and consolidating of cartage, construction-trade, air, and rail freight, as well as warehousing and distribution services. Prior to the closing, the Company, TLSSA and Freight Connections Seller entered into an amendment to their Stock Purchase and Sale Agreement, dated as of May 23, 2022 (the “Amended SPA”), and TLSS Acquisition assigned its interest in the Amended SPA to TLSS-FC. Pursuant to the Amended SPA, the total purchase price was $9,365,000, subject to certain adjustment. TLSS-FC: (i) paid $1,525,000 in cash at closing, (ii) Freight Connections entered into a $4,544,671 secured promissory note with the Freight Connections Seller, with interest accruing at the rate of 5% per annum and then 10% per annum as of March 1, 2023 (The entire unpaid principal under the note, together with all accrued and unpaid interest thereon and all other amounts payable thereunder, shall be due and payable in one balloon payment on December 31, 2023, unless paid sooner. The promissory note is secured solely by the assets of Freight Connections), and (iii) assumed certain debt. The Company issued to the Freight Connections Seller 178,911,844 shares of the Company’s common stock and 32,374 shares of the Company’s Series H preferred stock, which is convertible into an aggregate of 323,740,000 shares of the Company’s common stock based on a conversion of 10,000 shares of common stock for each share of Series H preferred stock outstanding. The common stock and the as if converted number of Series H preferred stock were valued at $0.0059 per share based on the quoted closing price of the Company’s common stock on the measurement date, for an aggregate fair value of $2,965,646. The number of shares was calculated as follows: (a) shares of common stock of the Company equal to no more than 4.99% of the number of shares of common stock outstanding immediately after such issuance, and (b) the balance of the shares in Series H Convertible Preferred Stock, a new series of non-voting, convertible preferred stock issuable to sellers in connection with acquisitions or strategic transactions approved by a majority of the directors of the Company. TLSS-FC agreed to pay certain accrued liabilities and other notes payable that existed on the books of Freight Connections and agreed to pay the $4,544,671 secured promissory note, which was assumed by Freight Connections. For accounting purposes, the total purchase consideration paid, after closing adjustments, was deemed to be $9,035,317, which includes (i) cash paid of $1,525,000, (ii) the aggregate fair value of common shares and Series H preferred shares issued to Freight Connections Seller of $2,965,646, and (iii) the $4,544,671 secured promissory note in the name of Freight Connections. The purchase consideration amount does not include accrued liabilities and other notes payable, which were treated as assumed liabilities in the purchase price allocation.

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Effective February 3, 2023, our newly formed wholly-owned subsidiary, TLSS-STI, closed on an acquisition of all outstanding stock of Severance Trucking Co., Inc., Severance Warehousing, Inc. and McGrath Trailer Leasing, Inc., which together offer LTL trucking services throughout New England (collectively, “Severance Trucking”), with an effective date as of the close of business on January 31, 2023. The sellers of the stock of each entity were Kathryn Boyd, Clyde Severance, and Robert Severance, all individuals (the “Sellers”). None of the Sellers is affiliated with the Company or its affiliates. Severance is a privately-owned full-service transportation carrier and logistics business that has been in operation for over 100 years specializing in LTL trucking that provides next day service to major cities in New England and New York, with cartage and interline agreements with respected carriers that ensure reliable deliveries anywhere in the United States and Canada. With annual revenues of over $13.0 million in 2022, Severance currently operates with over 120 power units and trailers and has two locations, comprising approximately 18,000 square feet of warehouse and cross dock space, 9,000 square feet of office and 5,750 square feet of repair facilities located in Dracut, Massachusetts and approximately 16,000 square feet of warehouse space in North Haven, Connecticut. The total purchase price was $2,250,000. TLSS-STI: (i) paid $365,613 in cash at closing and paid closing expenses of $158,700; (ii) assumed and paid off $152,748 in vehicle debt; and (iii) entered into a $1,572,939 secured promissory note with the Sellers, with interest accruing at the rate of 12% per annum. The entire unpaid principal under the note, shall be due and payable in three (3) equal payments on August 1, 2023, February 1, 2024, and August 1, 2024, together with all accrued and unpaid interest thereunder, unless paid sooner. The promissory note is secured solely by the assets of Severance and a corporate guaranty from TLSS. The purchase price is subject to a post-closing adjustment, up or down, determined by the amount by which Severance working capital as of the close of business on January 31, 2023, exceeds or falls short of the target working capital, as of September 30, 2022, on which the purchase price was calculated.

One of the Sellers also entered into a consulting agreement, including non-competition and non-solicitation provisions, to continue with Severance after the acquisition for a period of no less than three (3) months and no more than one (1) year.

Consistent with our primary strategy to become a leader in the transportation industry in providing on-time, high-quality pick-up, transportation and delivery services, we expect to accomplish this goal, in part, by pursuing strategic acquisitions as a means of adding new markets in the United States, expanding our transportation and logistics service offerings, adding talented management and operational employees, expanding and upgrading our technology platform and developing operational best practices. Moreover, one factor in assessing acquisition opportunities is the potential for subsequent organic growth post-acquisition.

We believe that the acquisitions of Cougar Express, JFK Cartage, Freight Connections, and Severance Trucking fits our current business plan, given their geographic location, services offered, and diversified customer base, and given that they would provide us with long-standing, well-run operations.

Competition

Transportation services is highly competitive and composed of fragmented marketplaces, with multiple companies competing in the geographic region in which we provide services. We compete on service, reliability, scope and scale of operations, technological capabilities, and price. Our competitors include local, regional, and national companies that offer the same services we provide — some with larger customer bases, significantly more resources and more experience than we have. Additionally, some of our customers have internal resources that can perform services we offer. Due in part to the fragmented nature of the industry, we must strive daily to retain existing business relationships and forge new relationships.

The health of the transportation industry will continue to be a function of domestic economic growth, particularly in the e-commerce marketplace. We believe that we have positioned the Company to grow with and benefit from the e-commerce expansion. Together with our scale, technology, and company-specific initiatives, we believe that our positioning should keep us growing faster than the macro environment.

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Seasonality

All of our revenues are subject to seasonal variations which are common in the trucking industry. Generally, most of the first quarter and the latter part of the fourth quarter are the seasonally weakest while the second and third quarters are the seasonally strongest, as customers tend to reduce shipments prior to and after the winter holiday season.

Economic Factors

Our business is subject to a number of general economic factors that may have a material effect on the results of our operations, many of which are largely out of our control. These include supply chain interruptions, the impact of recessionary economic cycles, as well as downturns in our customers’ business cycles, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may materially affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. We operate in a highly price-sensitive and competitive industry, making industry pricing actions, quality of customer service, effective asset utilization and cost control major competitive factors.

Regulation

Our operations are regulated and licensed by various governmental agencies. These regulations impact us directly and indirectly by regulating third-party transportation providers we use to transport freight for our customers.

Regulation Affecting Motor Carriers, Owner-Operators and Transportation Brokers. In the United States, our subsidiaries that operate as motor carriers have motor carrier licenses issued by the Federal Motor Carrier Safety Administration (“FMCSA”) of the U.S. Department of Transportation (“DOT”). In addition, our subsidiaries acting as property brokers have property broker licenses issued by the FMCSA. Our motor carrier subsidiaries and the third-party motor carriers must comply with the safety and fitness regulations of the DOT, including those related to drug-testing, alcohol-testing, hours-of-service, records retention, vehicle inspection, driver qualification and minimum insurance requirements. Weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to emissions, drivers’ hours-of-service, independent contractor eligibility requirements, onboard reporting of operations, air cargo security and other matters affecting safety or operating methods. Other agencies, such as the U.S. Environmental Protection Agency (“EPA”), the Food and Drug Administration (“FDA”), and the U.S. Department of Homeland Security (“DHS”), also regulate our equipment, operations and independent contractor drivers. Like our third-party support carriers, we are subject to a variety of vehicle registration and licensing requirements in certain states and local jurisdictions where we operate. In foreign jurisdictions where we operate, our operations are regulated by the appropriate governmental authorities.

In 2010, the FMCSA introduced the Compliance Safety Accountability program (“CSA”), which uses a Safety Management System (“SMS”) to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or “BASICs.”

Although the CSA scores are not currently publicly available, we believe such scores will be made public in the future. Our fleet could be ranked worse or better than our competitors, and the safety ratings of our motor carrier operations could be impacted. Our network of third-party transportation providers may experience a similar result. A reduction in safety and fitness ratings may result in difficulty attracting and retaining qualified independent contractors and could cause our customers to direct their business away from the Company and to carriers with more favorable CSA scores, which would adversely affect our results of operations.

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Classification of Independent Contractors. Tax and other federal and state regulatory authorities, as well as private litigants, continue to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements and heighten the penalties for companies who misclassify workers and are found to have violated overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers that meet certain criteria to treat individuals as independent contractors if they are following a longstanding, recognized practice. Federal legislators also sought to expand the Fair Labor Standards Act to cover “non-employees” who perform labor or services for businesses, even if said non-employees are properly classified as independent contractors; require taxpayers to provide written notice to workers based upon their classification as either an employee or a non-employee; and impose penalties and fines for violations of the notice requirement and/or for misclassifications. Some states have launched initiatives to increase revenues from items such as unemployment, workers’ compensation and income taxes, and the reclassification of independent contractors as employees could help states with those initiatives. Taxing and other regulatory authorities and courts apply a variety of standards in their determinations of independent contractor status. If our independent contractor drivers are determined to be employees, we would incur additional exposure under some or all the following: federal and state tax, workers’ compensation, unemployment benefits, and labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Environmental Regulations. Our facilities and operations and our independent contractors are subject to various environmental laws and regulations dealing with the hauling, handling and disposal of hazardous materials, emissions from vehicles, engine-idling, fuel tanks and related fuel spillage and seepage, discharge and retention of storm water, and other environmental matters that involve inherent environmental risks. Similar laws and regulations may apply in many of the foreign jurisdictions in which we operate. We have instituted programs to monitor and control environmental risks and maintain compliance with applicable environmental laws and regulations. We may be responsible for the cleanup of any spill or other incident involving hazardous materials caused by our operations or business. In the past, we have been responsible for the costs of cleanup of diesel fuel spills caused by traffic accidents or other events, and none of these incidents materially affected our business or operations. We generally transport only hazardous materials rated as low-to-medium-risk, and a small percentage of our total shipments contain hazardous materials. We believe that our operations are in substantial compliance with current laws and regulations, and we do not know of any existing environmental condition that reasonably would be expected to have a material adverse effect on our business or operating results. Future changes in environmental regulations or liabilities from newly discovered environmental conditions or violations (and any associated fines and penalties) could have a material adverse effect on our business, competitive position, results of operations, financial condition or cash flows. U.S. federal and state governments, as well as governments in certain foreign jurisdictions where we operate, have also proposed environmental legislation that could, among other things, potentially limit carbon, exhaust and greenhouse gas emissions. If enacted, such legislation could result in higher costs for new tractors and trailers, reduced productivity and efficiency, and increased operating expenses, all of which could adversely affect our results of operations.

Employees

As of the date of the Company’s most recent annual report on Form 10-K (the “Annual Report”), employed individuals providing services to Transportation and Logistics Systems, Inc. are its chief executive officer, its chief financial officer, its chief operating officer, and four other employees. Other professional and executive services are procured by TLSS through independent contractors.

As of the date of the Annual Report, TLSS has approximately 7 employees, all of whom are full-time.

As of the date of the Annual Report, Cougar Express and JFK Cartage have approximately 25 employees, all of whom are full-time.

As of the date of the Annual Report, Freight Connections has approximately 32 employees, all of whom are full-time.

As of the date of the Annual Report, Severance Trucking has approximately 85 employees, all of whom are full-time.

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Prior to the hiring Sebastian Giordano as our Chief Executive Officer, we retained the services of a consultant, Ascentaur, LLC (“Ascentaur”), pursuant to a Consulting Agreement between the Company and Ascentaur dated February 21, 2020, as amended (the “Consulting Agreement”). Mr. Giordano was and is the sole principal of Ascentaur. Under the Consulting Agreement, Ascentaur provided restructuring and management services to the Company under the direction of the Board. The Consulting Agreement terminated on January 4, 2022, the date that Mr. Giordano became Chief Executive Officer, President and Chairman of the Board of the Company. Between February 21, 2020, and January 3, 2022, Mr. Giordano devoted the majority of his business attention to the Company but spent time on other business ventures as well.

As consideration for Mr. Giordano’s services, through January 4, 2022, Ascentaur received a base consulting fee of $300,000 annually, payable in installments of $12,500 twice a month and during 2021, received eligible bonuses of $217,187 based on certain Company revenue, EBITDA, market capitalization or capital raise milestone sand reimbursement of $25,812 for health benefits. In addition, upon approval by the Board, in 2020, Ascentaur received nonqualified stock options to purchase up to 25,000,000 shares of Common Stock of the Company at an exercise price of $0.06 per share.

On January 4, 2022, the Company and Mr. Sebastian Giordano entered into an employment agreement with a term extending through December 31, 2025, which provides for annual compensation of $400,000 as well as annual discretionary bonuses based on the Company’s achievement of performance targets, grants of options, restricted stock or other equity, potentially constituting (with prior grants made to Ascentaur), at the discretion of the Company’s Board of Directors, up to 5% of the outstanding common stock of the Company, vesting over the term of the employment agreement, business expense reimbursement and benefits as generally made available to the Company’s executives. On March 11, 2022, pursuant to this employment agreement, the Company’s Board of Directors granted the chief executive officer 122,126,433 shares of its common stock which were valued at $1,343,391, or $0.011 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares will vest in equal annual installments with the first installment of 30,531,608 shares vesting on January 3, 2022, and 30,531,608 common shares vesting each year through January 3, 2025.

On January 3, 2022, the Company retained the services of Mr. James Giordano (no relation to Mr. Sebastian Giordano) as Chief Financial Officer. In addition, Mr. James Giordano was appointed the Company’s Treasurer. Previously, Mr. James Giordano served as Chief Financial Officer and consultant to Freight Connections, Inc., an LTL / line haul transportation services and warehousing provider. Prior to that, he served as Chief Financial Officer for Farren International, a global supplier of transportation and rigging services. Mr. James Giordano’s employment with the Company is at will. He will receive annual compensation of $250,000 as well as annual discretionary bonuses and equity grants, business expense reimbursement and benefits as generally made available to the Company’s executives. On July 6, 2022, the Company entered into a definitive Employment Agreement with James Giordano for Mr. Giordano to serve as the Company’s Chief Financial Officer. The term of such Employment agreement is for a period of two and one-half years through December 31, 2025, which term may not be terminated early by the Company except for “cause” as defined in such agreement. Annual base compensation is $250,000, with an annual bonus for 2022 in total up to a maximum of $125,000 per year conditioned on the achievement of specified milestones, and future annual bonuses to be conditioned on achievement of milestones to be negotiated based on the circumstances of the Company at such time. On March 11, 2022, and effective January 4, 2022, we agreed to grant restricted stock awards to Mr. James Giordano for 11,363,636 common shares of the Company which were valued at $125,000, or $0.011 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares vested in equal quarterly installments with the first installment of 2,840,909 shares vesting on March 31, 2022, and 2,840,909 common shares vesting each quarter through December 31, 2022.

On September 12, 2022, the Company retained the services of Mr. Justin Frey has joined the Company as its Chief Operating Officer. Mr. Justin Frey started his career in transportation and logistics in 1989 with Consolidated Freightways, when it was the nation’s largest long-haul trucking company, as a customer service representative and held various positions there, including dispatcher, dock supervisor, sales executive and terminal manager. In the years from 2013 to 2018, he worked for FFE Transportation, one of the largest temperature-controlled National LTL transportation companies with revenues of more than $150 million, serving as terminal manager in California and Illinois before being promoted to Eastern Region Director of Operations. From 2018 through 2019, Mr. Frey worked as Director of Operations with Dicom/Eastern Connection, a $40 million regional overnight small package carrier. From 2019 to 2020, he was Director of Freight Operations for Freeman Company, one of the world’s largest event companies with revenues of $2.9 billion worldwide. He most recently held the position of Vice President of Operations with LandAir, the largest privately held LTL carrier in New England, along with PDS, LandAir’s TL subsidiary, with revenues of $40 million. He will receive annual compensation of $225,000 as well as annual discretionary bonuses and equity grants, business expense reimbursement and benefits as generally made available to the Company’s executives. On January 3, 2023, we agreed to grant restricted stock awards to Mr. Justin Frey for 21,634,615 common shares of the Company which were valued at $90,865, or $0.0042 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares will vest in equal quarterly installments with the first installment of 5,408,653 shares vesting on March 31, 2023, and 5,408,654 common shares vesting each quarter through December 31, 2023.

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We believe that a diverse workforce is important to our success. We will continue to focus on the hiring, retention and advancement of women and underrepresented populations, and to cultivate an inclusive and diverse corporate culture. In the future, we intend to continue to evaluate our use of human capital measures or objectives in managing our business such as the factors we employ or seek to employ in the development, attraction and retention of personnel and maintenance of diversity in our workforce.

The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.

We also provide robust compensation and benefits programs to help meet the needs of our employees. We believe that we maintain a satisfactory working relationship with our employees and have not experienced any labor disputes.

Information Systems

Cougar Express. JFK Cartage, Freight Connections and Severance Trucking use a suite of non-proprietary software programs and other technologies to manage dispatching of vehicles, employees, DOT compliance, vehicle maintenance, and scheduling.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Other than discussed below, we are not currently a party to any other legal proceeding that we believe would have a material adverse effect on our business, financial condition, or operating results.

Bellridge Capital, L.P. v. TLSS et al.

On September 11, 2020, a prior lender to the Company, Bellridge Capital, L.P., filed a civil action against TLSS and others in the United States District Court for the Southern District of New York. The case was assigned Case No. 20-cv-7485. After discontinuing the foregoing federal action voluntarily and without prejudice, on April 23, 2021, Bellridge filed a substantially similar civil action in New York Supreme Court, New York County, which was assigned index number 652728/2021.

In May 2022, all parties to the Bellridge state court action settled the case and exchanged mutual general releases for a cash payment by the Company to Bellridge of $250,000.

In partial consideration for the settlement, the Company and Bellridge also cancelled the 700,000 shares of Series B Preferred Stock previously held by Bellridge, as reflected on the Company’s balance sheet as of December 31, 2021. In connection with this settlement, during the year ended December 31, 2022, the Company recorded settlement expense of $227,811.

As a result of the May 2022 settlement, and since we have not received any further communications concerning this matter, we consider the matter to be closed and terminated.

SCS, LLC v. TLSS

On January 14, 2021, a former financial consultant to the Company, SCS, LLC, filed an action against the Company in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida, captioned SCS, LLC v. Transportation and Logistics Systems, Inc. The case was assigned Case No. 50-2020-CA-012684.

In this action, SCS alleges that it entered into a renewable six-month consulting agreement with the Company dated September 5, 2019, and that the Company failed to make certain monthly payments due thereunder for the months of October 2019 through March 2020, summing to $42,000. The complaint alleges claims for breach of contract, quantum meruit, unjust enrichment and account stated.

On February 9, 2021, the Company filed its answer, defenses and counterclaims in this action. Among other things, the Company avers that SCS’s claims are barred by its unclean hands and other inequitable conduct, including breach of its duties (i) to maintain the confidentiality of information provided to SCS and (ii) to work only in furtherance of the Company’s interests, not in furtherance of SCS’s own, and conflicting, interests. The Company also avers, in its counterclaims, that SLS owes the Company damages in excess of the $42,000 sought in the main action because SLS was at least grossly negligent in any due diligence it undertook before recommending that the Company acquire Prime EFS LLC in June 2018. On March 15, 2021, SCS filed a motion to strike TLSS’s defenses and to dismiss the counterclaims, and TLSS opposed that application. This motion was conferenced by the court on August 21, 2023, as a result of which TLSS will be filing several amended affirmative defenses and at least one amended counterclaim on or by September 6, 2023.

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A two-day non-jury trial was held in this action in Palm Beach County, Florida, on April 20-21, 2022. However, at the end of the second day a mistrial was declared because SCS had not withdrawn its motion to strike and answered the counterclaims. Since the mistrial, there have been no further filings or proceedings in this case.

On July 20, 2023, SCS moved for summary judgment in this action. On July 27, 2023, the Company filed papers opposing the motion. The Company believes it has substantial defenses to all claims alleged in SCS’s complaint, as well as valid affirmative defenses and counterclaims. The Company therefore intends to defend this case vigorously.

Because there have been no further filings or proceedings on this case since April 2022, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter. However, the demand remains $42,000 plus attorneys’ fees.

Shareholder Derivative Action

On June 25, 2020, the Company was served with a putative shareholder derivative action filed in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida (the “Court”) captioned SCS, LLC, derivatively on behalf of Transportation and Logistics Systems, Inc. v. John Mercadante, Jr., Douglas Cerny, Sebastian Giordano, Ascentaur LLC and Transportation and Logistics Systems, Inc. The action has been assigned Case No. 2020-CA-006581.

The plaintiff in this action, SCS, alleges it is a limited liability company formed by a former chief executive officer and director of the Company, Lawrence Sands. The complaint alleges that between April 2019 and June 2020, the immediately prior chairman and chief executive officer of the Company, Mercadante, the former chief development officer of the Company, Cerny, and, since February 2020, the Company’s then restructuring consultant who is now chairman and chief executive officer of the Company, Giordano, breached fiduciary duties owed to the Company. Prior to becoming CEO, Giordano rendered his services to the Company through the final named defendant in the action, Ascentaur LLC.

Briefly, the complaint alleges that Mercadante breached duties to the Company by, among other things, requesting, in mid-2019, that certain preferred equity holders, including SCS, convert their preferred shares into Company Common Stock in order to facilitate an equity offering by the Company and then not consummating that offering. The complaint also alleges that Mercadante and Cerny caused the Company to engage in purportedly wasteful and unnecessary transactions such as taking merchant cash advances (MCA) on disadvantageous terms. The complaint further alleges that Mercadante and Cerny “issued themselves over two million shares of common stock without consideration.” The complaint seeks unspecified compensatory and punitive damages on behalf of the Company for breach of fiduciary duty, negligent breach of fiduciary duty, constructive fraud, and civil conspiracy and the appointment of a receiver or custodian for the Company.

Company management tendered the complaint to the Company’s directors’ and officers’ liability carrier for defense and indemnity purposes, which coverage is subject to a $250,000 self-insured retention. Each of the individual defendants and Ascentaur LLC has advised that they vigorously deny each and every allegation of wrongdoing alleged in the complaint. Among other things, Mercadante asserts that he made every effort to consummate an equity offering in late 2019 and early 2020 and could not do so solely because of the Company’s precarious financial condition. Mercadante also asserts that he made clear to SCS and other preferred equity holders, before they converted their shares into common stock, that there was no guarantee the Company would be able to consummate an equity offering in late 2019 or early 2020. In addition, Mercadante and Cerny assert that they received equity in the Company on terms that were entirely fair to the Company and entered into MCA transactions solely because no other financing was available to the Company.

By order dated and issued September 15, 2022, the Circuit Judge assigned to this case dismissed the original Complaint in the matter, finding (a) that SCS had failed to adequately allege it has standing and (b) that the complaint fails to adequately allege a cognizable claim. The dismissal was without prejudice, meaning SCS could attempt to replead its claims.

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On October 5, 2022, SCS filed an Amended Complaint in this action. By order dated and issued December 19, 2022, the Circuit Judge assigned to this case once again dismissed the case, finding (a) that SCS still failed to adequately allege it has standing and (b) that the complaint still fails to adequately allege a cognizable claim. Once again, however, the dismissal was without prejudice.

On January 18, 2023, SCS filed a Second Amended Complaint in this action. All defendants once again moved to dismiss the pleading or in the alternative for summary judgment on it in their favor. The Court heard argument on that motion on March 9, 2023. On May 15, 2023, the Court issued a summary order denying the defendants’ motion to dismiss. On June 1, 2023, all defendants moved for reconsideration of the May 15 order. To date, SCS has not filed papers opposing the motion for reconsideration.

While they hope to prevail on their May 15, 2023, motion, win or lose, defendants in this action advise that they believe the action to be frivolous (a position with which we agree) and intend to mount a vigorous defense to this action.

Owing to the fact that no discovery has occurred in the case, however, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter. In a derivative case, any recovery is to be paid to the corporation; however, the individual defendants in this case are fully indemnified by the Company unless a final judgment is entered against them for deliberate or intentional misconduct.

Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS LLC et al.

On August 4, 2020, an action was filed against Shypdirect, Prime EFS and others in the Superior Court of New Jersey for Bergen County captioned Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS LLC et al. The case was assigned docket number BER-L-004534-20.

In this action, the plaintiff seeks reimbursement of his medical expenses and damages for personal injuries following an accident with a box truck leased by Prime EFS and subleased to Shypdirect and being driven by a Prime EFS employee, in which the plaintiff’s ankle was injured. Plaintiff has thus far transmitted medical bills exceeding $789,000. Prime EFS and Shypdirect demanded their vehicle liability carrier assume the defense of this action. To date, the carrier has not done so, allegedly inter alia because the box truck was not on the list of insured vehicles at the time of the accident.

On November 9, 2020, Prime EFS and Shypdirect filed their answer to the complaint in this action and also filed a third-party action against the insurance company in an effort to obtain defense and indemnity for this action.

On May 21, 2021, Prime EFS and Shypdirect also filed an action in the Supreme Court, State of New York, Suffolk County (the “Suffolk County Action”), seeking defense and indemnity for this claim from the insurance brokerage, TCE/Acrisure LLC, which sold the County Hall insurance policy to Shypdirect.

On August 19, 2021, the Plaintiff filed a motion for leave to file a First Amended Complaint to name four (4) additional parties as defendants – TLSS, Shyp CX, Inc., Shyp FX, Inc. and Cougar Express, Inc. In the claim against TLSS, Plaintiff seeks to “pierce the corporate veil” and hold TLSS responsible for the alleged liabilities of Prime and/or Shypdirect as the supposed alter ego of these subsidiaries. In the claims against Shyp CX, Inc., Shyp FX, Inc. and Cougar Express, Inc., Plaintiff seeks to hold these entities responsible for the alleged liabilities of Prime and/or Shypdirect on a successor liability theory.

On September 16, 2021, each of these entities filed papers in opposition to this motion.

On September 24, 2021, the Court granted Plaintiff’s motion for leave to amend the complaint, thus adding TLSS, Shyp CX, Inc., Shyp FX, Inc. and Cougar Express, Inc. as Defendants.

On October 22, 2021, Acrisure stipulated to consolidate the Suffolk County Action into and with the Bergen County action.

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On November 22, 2021, all Defendants filed their Answer to the First Amended Complaint. On November 3, 2021, Prime EFS and Shypdirect refiled their Third-Party Complaint against TCI/Acrisure in the Bergen County action. On December 23, 2021, Acrisure filed its Answer to the Third-Party Complaint, denying its material allegations.

On March 2, 2022, Plaintiff sought and was granted leave to file a Second Amended Complaint, bringing claims against Prime and Shypdirect’s vehicle liability carrier, County Hall (for discovery) as well as the producing broker, TCE/Acrisure. Plaintiff also asserted additional alter ego allegations against TLSS.

On February 15, 2023, Plaintiff filed a motion for leave to file a Third Amended Complaint in this action, seeking to assert claims against TLSS’s former CEO, John Mercadante, also on a “pierce the corporate veil” theory. On March 9, 2023, TLSS, Prime and Shypdirect opposed the motion for leave to add Mercadante, arguing that any claim against Mercadante would be both futile and time-barred. On March 31, 2023, the Court denied Plaintiff’s motion to add Mr. Mercadante as a party.

In January and February, 2023, numerous depositions were taken in the case, including those of Messrs. Giordano and Mercadante. Under the currently operative pre-trial order, all discovery in this case must be concluded by later this year.

Under New Jersey law, it is well established that a corporation is a separate entity from its shareholder(s) and a primary reason for incorporation is the insulation of shareholders from the liabilities of the corporate enterprise.

The New Jersey Supreme Court in Richard A. Pulaski Const. Co. v. Air Frame Hangars, Inc., 195 N.J. 457, 472–73 (2008) held that, in light of the fundamental propositions that a corporation is a separate entity from its shareholders, and “that a primary reason for incorporation is the insulation of shareholders from the liabilities of the corporate enterprise,” courts will not pierce a corporate veil “[e]xcept in cases of fraud, injustice, or the like...’” (citations omitted). The New Jersey Supreme Court further held that:

The limitations placed on a claimant’s ability to reach behind a corporate structure are intentional, as “[t]he purpose of the doctrine of piercing the corporate veil is to prevent an independent corporation from being used to defeat the ends of justice, to perpetrate fraud, to accomplish a crime, or otherwise to evade the law[.]” (citations omitted). Hence, to invoke that form of relief, “the party seeking an exception to the fundamental principle that a corporation is a separate entity from its principal bears the burden of proving that the court should disregard the corporate entity.”.

The purpose of piercing the corporate veil is thus to prevent an independent corporation from being used to defeat the ends of justice, perpetrate fraud, to accomplish a crime, or otherwise to evade the law.

To pierce the corporate veil and impute alter ego liability on TLSS for the alleged torts of Prime, Shypdirect and/or their agents, employees and servants, the Plaintiff herein would have to establish: (1) that Prime and Shypdirect were “utterly dominated” by TLSS and (2) that respecting the separate corporate existences of the subsidiaries would perpetrate a fraud or injustice, or otherwise circumvent the law. FDASmart, Inc. v. Dishman Pharmaceuticals and Chemicals, Ltd., et al., 448 N.J. Super. 195, 204 (App. Div. 2016). A plaintiff must satisfy this burden by clear and convincing evidence.

To determine whether the first element has been satisfied, courts consider whether the parent company so dominated the subsidiary that the latter had no separate existence but was merely a conduit for the parent. In considering the level of dominance exercised by the parent over the subsidiary, the court will consider factors such as common ownership, financial dependency, interference with a subsidiary’s selection of personnel, disregard of corporate formalities, and control over a subsidiary’s marketing and operational policies.

To date, to the best of the undersigned’s knowledge, information and belief, no discovery has been taken in this action which would permit the imposition of alter ego liability on TLSS for the subject accident.

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To date, to the best of the undersigned’s knowledge, information and belief, no discovery has been taken in this action which would permit the imposition of successor liability on Shyp CX, Inc., Shyp FX, Inc. and/or Cougar Express, Inc. for the subject accident.

Under a so-called MCS-90 reimbursement endorsement to the County Hall policy, TLSS believes that Prime and Shypdirect may have up to $750,000 in coverage under a 1980 federal law under which County Hall is “require[d] to pay damages for certain claims or ‘suits’ that are not covered by the policy.” (See Endorsement CHI – 290 (02/19) to County Hall policy effective May 31, 2019.)

TLSS intends to vigorously defend itself in this action and to pursue the third-party actions, in the name and right of Prime and Shypdirect, against both County Hall and TCE/ Acrisure.

However, owing to the early stage of this heavily litigated action, we cannot evaluate the likelihood of an adverse outcome or estimate the Company’s liability, if any, in connection with this claim.

Maria Lugo v. JFK Cartage

The Company’s JFK Cartage, Inc. subsidiary is one of three (3) defendants in an action captioned Maria Lugo v. JFK Cartage, Inc. d/b/a Fifth Dimension Logistix, Joan Ton, individually, and Chris Bartley, individually. The case is pending in Supreme Court, State of New York, Queens County, Index No. 704862/2022.

In this action, which was filed March 4, 2022, a former employee of JFK Cartage alleges that she suffered discrimination and retaliation in violation of the New York City Human Rights Law and the New York State Human Rights Law. The former employee alleges that on December 28, 2021, she had Covid-19 symptoms, advised the defendants she was feeling ill and went home early to take a home test. She further alleges that on December 30, 2021, she tested positive for Covid-19 and informed defendants she had to isolate for ten (10) days. Plaintiff alleges that she returned to work on January 7, 2022, but that her employment was terminated later that day by defendant Bartley who “questioned the authenticity of the at-home test, accusing her of fraud.” Plaintiff claims her employment “was terminated due to her disability (a Covid-19 infection) and in retaliation for her requesting reasonable accommodation for the illness she suffered.” She seeks unspecified compensatory damages, including lost pay and benefits, punitive damages and attorneys’ fees.

On December 16, 2022, all defendants filed an answer and affirmative defenses, denying all claims for statutory violations. The case is currently in discovery. The conduct alleged in the complaint occurred prior to the Company’s July 31, 2022, acquisition of JFK Cartage, Inc. The Company believes that, in relation to this action, it has a right to full indemnification from the selling stockholder (including for attorneys’ fees) as well as set-off rights against notes payable to the selling stockholder.

Owing to (among other things) the fact that discovery in this action has just begun, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Elaine Pryor v. Rocio Perez, et al.

The Company’s Freight Connections, Inc. subsidiary (“FCI”) was one of three (3) named defendants in an action captioned Elaine Pryor v. Rocio Perez, North Trucking & Logistics, LLC and Freight Connections, Inc. The case is pending in Superior Court of New Jersey, Essex County, Docket No. ESX-L-5147-18.

In this action, which was filed in 2018, plaintiff alleges that on February 1, 2017, she suffered personal injuries in a collision between her motor vehicle and a truck operated by a then employee of FCI. Plaintiff alleges that the truck was owned by FCI and leased to North Trucking & Logistics at the time.

At present, there are two other actions pending related to insurance coverage for the accident. They are Acceptance Indemnity Insurance Company v. Freight Connections, LLC (Superior Court of New Jersey, Essex County, Docket No. ESX-L-7144-19) and New Jersey Manufacturers Insurance Company, as subrogee of Elaine Pryor v. Acceptance Indemnity Insurance Company (Superior Court of New Jersey, Essex County, Docket No. ESX-L-5120). These two actions involving insurance coverage questions have been consolidated with the Pryor personal injury claim.

In an opinion issued November 16, 2022, the court denied all parties’ motions for summary judgment on the insurance coverage issues.

The conduct alleged in the Pryor complaint occurred prior to the Company’s September 16, 2022, acquisition of FCI. The selling stockholder of FCI has advised the Company that the truck in question was not owned by FCI at the time of the accident and hence that FCI is not a proper party defendant in this action.

On May 8, 2023, the Court in the Elaine Pryor action entered an order, on the consent of counsel for all parties, directing that the name of defendant FCI be changed to Freight Connections LLC and that this change be reflected in the caption of the case (the “May 8, 2023 Order”). Freight Connections LLC is not a corporate affiliate of FCI but is rather an independent trucking company that is wholly-owned by the individual who sold the stock of FCI to TLSS-FC effective September 16, 2022. (See Note 1 above.)

Owing to the May 8, 2023 Order, the Company does not believe that it can be adjudged liable for any verdict or settlement in the Elaine Pryor action.

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Mode Transportation, LLC v. Freight Connections, Inc.

The Company’s Freight Connections, Inc. (FC) subsidiary is a defendant in an action captioned Mode Transportation, LLC v. Freight Connections, Inc., Case No. 16-2023-CA-008531, filed on 4/26/2023 in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida.

In this action, plaintiff Mode asserted three (3) causes of actions against FC for $51,650.00. Mode asserted this sum was owed on certain invoices issued from September 21, 2021, through April 6, 2022.  On July 23, 2023, a default judgment was entered against FC for $52,328.30 plus costs.

FC has advised the Company that it was not served with the summons and complaint in this action because process was not served on FC’s registered agent. FC has advised the Company that it believes the Final Judgment and Writ of Garnishment should be vacated and that FC should be permitted to defend the action on its merits. FC has also advised the Company that certain of the invoices comprising the $52,328 were paid and that FC may have defenses to certain other invoices.

FC was not aware of the lawsuit until late July 2023, whereupon it filed (i) a motion to vacate the judgment and an associated writ of garnishment served on a commercial bank; (b) a motion for sanctions against Mode’s prior counsel; and (c) a motion for a rehearing.  On August 22, 2023, the court conducted a non-evidentiary hearing on FC’s motions, set an evidentiary hearing on the motion to vacate for October 4, 2023, granted FC’s request to take the deposition of the individual who allegedly effected service of process on FC, and recommended that the parties attempt to settle prior to October 4th, with a mediator if necessary. FC will be withdrawing its sanctions motion without prejudice to renewal in advance of or at the October 4th hearing.

Given that a court has issued a default judgment which has not yet been vacated and may never be, the Company accrued a reserve of $52,328 on its balance sheet as of June 30, 2023. In the event the default is not vacated, FC may take an appeal. In the event the default is vacated, FC may seek to resolve the claim with Mode for a figure less than $52,328.

Josh Perez v. Cougar Express, Inc.

An attorney for a former Cougar Express (CE) employee, Josh Perez (“Perez”), has advised CE that he has filed a charge of discrimination against CE with the U.S. Equal Employment Opportunity Commission (EEOC).

Perez has previously asserted claims against CE for: gender discrimination under Title VII and the New York State Human Rights Law (“NYSHRL”); pregnancy/childbirth discrimination under Title VII of the federal Civil Rights Act of 1964, as amended; retaliation under Title VII and NYSHRL; and familial status discrimination under NYSHRL.

However, FC has not received a copy, nor any notification, of the filing.

Perez was employed by CE as a dock worker beginning on 3/8/2022 and last worked 9/27/2022.  He alleges that in or around July 2022, he informed CE that he was expecting a child. Perez has not provided any details regarding the individual(s) with CE he allegedly informed. On 9/27/22, Perez requested that CE complete the employer section of his New York Paid Family Leave (“PFL”) paperwork, which CE did. Thereafter, Perez ceased communicating with CE.  Further, CE did not receive any confirmation that Perez had in fact filed for PFL or that his PFL was approved.

Because CE did not hear from Perez or receive any confirmation concerning his application for or approval of PFL, CE concluded that Perez had resigned. Another worker was hired to fill Perez’s former position. Then, on or about 12/27/22, Perez contacted CE attempting to return to work and was informed that there was no position for him.

Cougar Express categorically denies Perez’s allegations and any purported wrongdoing.  However, essentially all litigation involves defense costs and inherent uncertainties. Therefore, at present, Cougar Express is seeking to resolve this claim for nuisance value in the $10-15,000 range. However, the Company expresses no view as to whether it will, in fact, he able to resolve the claim in this range. If the claim cannot be resolved soon, Cougar express intends to vigorously defend itself on this claim (whether the EEOC acts on it or in court).  Owing to the early stage of the matter, however, we cannot evaluate the likelihood of an adverse outcome or estimate the Company’s liability, if any, in connection with it.

Other than discussed above, as of the date of this filing, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

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DESCRIPTION OF THE PRIVATE PLACEMENTS

The Company has entered into Securities Purchase Agreements, on October 8, 2020, December 28, 2020, December 31, 2020, January 7, 2021, January 27, 2021, March 22, 2021, and April 9, 2021, with the Selling Stockholders pursuant to which the Selling Stockholders agreed to purchase, severally and not jointly, an aggregate of (i) 448,495 shares of Series E Stock and (ii) the Warrants to purchase 630,239,717 shares of Common Stock (the “Series E Offering”). The gross proceeds to the Company are $6,302,397.17.

In the October sale, investors paid $640,000 to purchase units at a price of $13.34 each, comprising one share of Series E Stock and a warrant to purchase 500 shares of Common Stock at $0.04 per share. In each of the December, January, March and April sales, investors paid an aggregate of $4,675,000 to purchase units at a price of $11.67 each, comprising one share of Series E Stock and a warrant to purchase 1,334 shares of Common Stock at $0.01 per share.

In connection with the Series E Offering, the Company entered into a Registration Rights Agreements pursuant to which the Company agreed to file, and to bear expenses of, a registration statement on Form S-1 to register the resale of the shares of Common Stock issuable to the Selling Stockholders upon conversion of the Series E Stock and exercise of the Warrants. Pursuant to the Registration Rights Agreement, if the Company’s registration fails to remain continuously effective, or the Selling Stockholders are unable to utilize this prospectus to resell registrable shares for a longer than 30-day period during any 12-month period, then the Company shall pay to the Selling Stockholder who is unable to resell an amount equal to 1% of such Selling Stockholder’s investment amount for each month in which such Selling Stockholder is unable to resell.

The initial exercise price of the Warrants was $0.01 per share. If and whenever, other than upon conversion of existing convertible preferred stock, the Company issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the conversion price in effect at such time, then the exercise price of the warrants will be reduced to the price per share of such dilutive issuance. On July 11, 2023, warrants to purchase shares of Common stock were exercised at an exercise price of $0.002 per share. The exercise price of the Warrants, with regard to any exercises on or after such date, shall be $0.002 per share.

To consummate the Series E Offering, the Board of Directors (the “Board”) created the Series E Stock pursuant to the authority vested in the Board by the Company’s Amended and Restated Articles of Incorporation to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share. The Company’s Amended and Restated Articles of Incorporation explicitly authorize the Board to issue any or all of such shares of preferred stock in one (1) or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the Company’s stockholders.

On October 6, 2020, the Board filed the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E COD”) with the Secretary of State of the State of Nevada designating 562,250 shares of preferred stock as Series E Stock. On December 28, 2020, the Board filed an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock for the Series E COD with the Secretary of State of the State of Nevada. Each holder of Series E Stock has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Stock held by such holder are convertible as of the applicable record date.

The Series E Stock has a stated value of $13.34 per share (the “Series E Stated Value”).

On an equal basis with the holders of Series G Convertible Preferred Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the Series E Convertible Preferred Stock is entitled to receive an amount per share equal to the Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

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Subject to a Beneficial Ownership Limitation (as defined below), certain triggering events as described below, anti-dilution protection as described below and customary adjustments for stock dividends and stock splits, each share of Series E Stock is initially convertible into a number of shares of the Company’s Common Stock calculated by dividing $13.34 (the “Stated Value”) of each share being converted by the Conversion Price. The initial Conversion Price shall be $0.01. In addition, the Corporation shall issue to a holder converting all or any portion of Series E Stock an additional sum (the “Make Good Amount”) equal to $210 for each $1,000 of Stated Value of the Series E Stock converted pro rated for amounts more or less than $1,000 (the “Extra Amount”). Subject to the beneficial ownership limitation, the Make Good Amount shall be paid in shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of 80% times the average prevailing market for the five trading days prior to the date a holder delivered a notice of conversion to the Company. A holder of Series E Stock may not convert any shares of Series E Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion (“Beneficial Ownership Limitation”), as such percentage ownership is determined in accordance with the terms of the Series E COD. However, upon notice from the holder to the Company, the holder may decrease or increase the Beneficial Ownership Limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Triggering Events

Upon the occurrence of certain triggering events and until such triggering event is cured, each share of Series E Stock will be convertible into shares of Common Stock at the option of the holder, and subject to the Beneficial Ownership Limitation at a Conversion Price of $0.006 and at 125% of the Stated Value. In addition, the Make Good Amount shall equal $310 for each $1,000 of Stated Value of the Series E Stock converted pro rated for amounts more or less than $1,000 (the “Triggering Event Extra Amount”). Subject to the beneficial ownership limitation, the Make Good Amount shall be paid in shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Triggering Event Extra Amount by the product of 70% times the average prevailing market for the five trading days prior to the date a holder shall have delivered a notice of conversion to the Company. Triggering events include, but are not limited to, (1) failure to satisfy Rule 144 current public information requirements; (2) ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or failing to comply with the reporting requirements of a reporting company under the Exchange Act; (3) suspension from or termination of trading on a public market; (4) failure to reserve a number of shares of Common Stock equal to the lesser of (a) 200% of all shares issuable upon the conversion of all Series E Stock or (b) 200,000,000 shares (after cure periods and subject to certain extensions); (5) various insolvency proceedings (subject to certain carveouts); (6) material breach of the Series E Offering transaction documents; (7) the Company’s written notice (including publicly) of its intention not to comply with any conversion request with respect to the Series E Stock (other than pursuant to the Beneficial Ownership Limitation or as otherwise permitted by the Series E COD); (8) the Company’s failure to pay, on the dividend date, any declared dividend to any holder of the Series E Stock; (9) the rendering of a final judgment in excess of $50,000 against the Company, which judgment is not bonded, stayed, settled, or discharged within 10 days thereof; and (10) failure of the Company to redeem any Series E Stock as provided in the Series E COD. If the Company becomes aware that a Triggering Event has occurred, it will notify the Selling Stockholders in accordance with the notice provisions in the applicable Securities Purchase Agreement.

Anti-Dilution

If the Company issues or sells (or is deemed to have issued or sold) additional shares of Common Stock for a price-per-share that is less than the price equal to the conversion price of the Series E Stock held by the holders of the Series E Stock immediately prior to such issuance, then the conversion price of the Series E Stock will be reduced to the price per share of such dilutive issuance. In addition to the foregoing, for as long as any shares of Series E Stock remain outstanding, if the Company sells any Common Stock (or Common Stock equivalent) on terms that a Selling Stockholder reasonably believes to be more favorable than the terms of the Stock Purchase Agreement, then the Company shall amend the terms of the Stock Purchase Agreement with respect to such Selling Stockholder so as to match such more favorable terms; provided however, that the foregoing will not apply to the first $7,500,000 of sales.

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Approval of at least a majority of the outstanding Series E Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series E Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series E Stock; (c) issue any Series D Convertible Preferred Stock; (d) issue any Series E Stock in excess of 562,250 or (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series E Stock, circumvent a right of the Series E Stock.

As of the date of the original Offering, as a result of the Series E Offering, there were outstanding:

1.	448,495 shares of Series E Convertible Preferred Stock; and

2.	Warrants to purchase 630,239,717 shares of Common Stock.

As of July 31, 2023, 427,077 shares of Series e Convertible Preferred Stock have been converted to common stock and warrants to purchase 613,096,860 shares of Common Stock have been exercised.

The Offering

Common Stock being offered by the selling stockholders	2,062,152,717 shares including (i) 1,431,913,000 issuable upon exercise of conversion rights pursuant to the Series E Stock and (ii) 630,239,717 shares issued or issuable upon exercise of the Warrants.

Common Stock outstanding prior to the Offering on May 4, 2021(1)	1,749,302,040 (1)

Common Stock outstanding on the date of this Prospectus(1)	4,387,563,354 (1)

Common Stock outstanding after the Offering assuming full conversion of all outstanding Series E Stock, full exercise of all outstanding Warrants	5,090,185,912 (1)

Terms of Offering	The Selling Stockholders will determine when and how they will sell the shares of our common stock offered hereby, as described in “Plan of Distribution”.

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, to the extent the remaining Warrants are exercised for cash, we will receive up to an aggregate of $4,094,251.44 in gross proceeds. Thus far, warrants for the purchase of 613,096,860 shares of Common Stock have been exercised, and we have received $4,059,965.73. We expect to use the proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes.

OTC Pink Symbol	TLSS

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

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(1)	This amount does not include:

●	an aggregate of 80,000 shares of common stock issuable upon the exercise of outstanding stock purchase options that are exercisable for a purchase price of $8.85 per share and expire in April 2024;

●	an aggregate of 114,000 shares of common stock issuable upon the exercise of outstanding stock purchase warrants that are exercisable for a purchase price of $1.00 per share and expire in June 2024;

●	an aggregate of 696,111 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.006 per share, subject to adjustment, and expire in October 2024;

●	an aggregate of 827,200 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.40 per share, issued between January 1, 2020 and April 30, 2020, each for a term of five years;

●	an aggregate of 41,071,692 shares of Common Stock issuable upon the exercise of conversion rights pursuant to outstanding shares of Series E Convertible Preferred Stock;

●	an aggregate of 189,142,859 shares of Common Stock issuable pursuant warrants to purchase at an exercise price of $0.01 currently outstanding (Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between December 28,2020 and April 2021 and have terms of five years;

●	an aggregate of 1,298,078 shares of Common Stock issuable pursuant warrants to purchase at an exercise price of $2.50 currently outstanding (Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between July 2019 and October 2019 and have terms of five years.;

●	an aggregate of 203,000 shares of Common Stock issuable pursuant to a warrant to purchase at an exercise price of $1.81 currently outstanding (Pursuant to the terms of this warrant, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. This warrant wase issued on July 12, 2019 and has a term of five years.); and

●	an aggregate of 28,100,000 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.06 per share, subject to adjustment, and which expire on June 16, 2025.

●	an aggregate of 142,000,000 shares of Common Stock issuable upon the exercise of warrants that were issued to the placement agents who provided services in connection with the sale of the Company’s Series G Stock during the period of December 31, 2021 to March 4, 2022, which will have an exercise price of $0.002, subject to adjustment, and which will have a term of five years.

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RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and in particular, the risks described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. If any of these risks occurs, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus. The risks described below and in any document incorporated by reference are not the only ones we face, but are considered to be the most material. Other unknown or unpredictable economic, business, competitive, regulatory or other factors could have material adverse effects on our future results. If any such adverse effect occurs, the price of our Common Stock could decline materially, and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third-party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should review carefully the section entitled “Risk Factors” for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Shares offered by them under this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders covered by this prospectus, but we would receive any proceeds from the exercise of the Warrants. If all of remaining Warrants are exercised for cash, we will receive up to an aggregate of $4,094,251.44 in gross proceeds. Thus far, warrants for the purchase of 613,096,860 shares of Common Stock have been exercised, and we have received $4,059,965.73. We will use all proceeds, if any, from any such exercise for working capital purposes.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will sell the shares offered by this prospectus at prices from $0.001 to $0.005 per share (and, within such range, will determine at what price they may sell the shares) until the company’s shares are listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they will sell the shares offered by this prospectus at prevailing market prices or privately negotiated prices. The price range has been determined by reference to recent prices at which Common Stock has been sold. On August 15, 2023, the Common Stock traded at $0.0012 per share. During the most recent 10 days, it has traded in a range of $0.0011 to $0.0018 per Share. The offering price of the Shares does not and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price, as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds to support operations and to finance the growth and development of our business. Any future determination related to payments of dividends will be at the discretion of our Board after taking into account various factors that our Board deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions, if any.

PRINCIPAL AND SELLING STOCKHOLDERS

We are registering the shares hereby pursuant to the terms of our agreements with certain stockholders, in order to permit the Selling Stockholders identified in the table below to offer the shares for resale from time to time.

This prospectus covers the resale, from time to time by the Selling Stockholders identified below, of up to 2,062,152,717 shares of our common stock, par value $0.001 per share, which consists of (i) 1,431,913,000 shares issuable upon conversion of the outstanding Series E Stock assuming a Triggering Event (as defined in the Series E COD) has occurred and is continuing, resulting in the Selling Stockholders having the right to convert each share of Series E Stock into shares of Common Stock having a value equal to 125% of the Stated Value of $13.34 per share of Series E Stock at a conversion price equal to $0.006 per share of Common Stock and (ii) 630,239,717 shares issuable upon the exercise of outstanding Warrants. Unless and until a Triggering Event (as defined in the Series E COD) has occurred and is continuing, only 723,933,731 shares of our Common Stock are issuable upon conversion of the outstanding Series E Stock. All of these Shares of our Common Stock are being offered for resale by the Selling Stockholders. If the Company becomes aware that a Triggering Event has occurred, it will notify the Selling Stockholders in accordance with the notice provisions in the applicable Securities Purchase Agreement.

The Series E Stock is subject to anti-dilution protection. If we sell or issue additional shares of Common Stock at a price less than the conversion price of the Series E Stock (with certain exceptions specified in the Series E COD), the conversion price of the Series E Stock will be accordingly reduced to such lower issuance price. Moreover, for as long as any shares of Series E Stock remain outstanding, if the Company sells any Common Stock (or Common Stock equivalent) on terms that a Selling Stockholder reasonably believes to be more favorable than the terms of the Stock Purchase Agreement, the Company shall amend the terms of the Stock Purchase Agreement with respect to such Selling Stockholder so as to match the more favorable terms; provided, however, that the foregoing will not apply to the first $7,500,000 of sales.

The table below sets forth certain information regarding the Selling Stockholders and the Shares of our Common Stock offered by them in this prospectus, by each person who is known by us to beneficially own more than 5% of our common stock, by each of our officers and directors, and by all of our officers and directors as a group.

The Selling Stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. To the best of our knowledge, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below. Unless otherwise indicated, the mailing address of all listed Selling Stockholders is c/o Transportation and Logistics Systems, Inc., 5500 Military Trail, Suite 22-357, Jupiter, Florida 33458.

Pursuant to the Series E COD and under the terms of the Warrants, a Selling Stockholder may not convert Series E Stock or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of our Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the outstanding Series E Stock which have not been converted. The foregoing notwithstanding, a Selling Stockholder may, at its option and upon 61 days’ notice to the Company, increase such ownership limitation, not to exceed 9.99% of our then outstanding shares of Common Stock.

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	Prior to this Offering						After Completion of Maximum Offering
	No Triggering Event			Triggering Event Continuing
Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering**		Number of Shares Being Sold	Number of Shares Beneficially Owned Prior to the Offering**		Number of Shares Being Sold	Number of Shares Beneficially Owned***
	Number	%		Number	%		Number	%
BHP Capital NY, Inc. (1)	31,571,539	*	31,571,539	48,476,410	1%	48,476,410	258,642,857	3%
Cavalry Fund I LP(2)	238,932,162	7%	238,932,162	360,986,936	9%	360,986,936	301,750,000	3%
Chase Financing Inc. (3)	12,629,262	*	12,629,262	19,391,841	*	19,391,841	8,571,429	*
Eagle Equities, LLC(4)	50,514,286	2%	50,514,286	77,561,905	2%	77,561,905	148,928,572	2%
Efrat Investments LLC(5)	193,102,221	6%	193,102,221	291,151,732	7%	291,151,732	238,616,072	3%
Ferguson, Bruce J. (6)	25,256,909	*	25,256,909	38,780,490	*	38,780,490	13,049,683	*
GPL Ventures, LLC(7)	101,029,250	3%	101,029,250	155,125,151	4%	155,125,151
GW Holdings Group, LLC(8)	63,143,080	2%	63,143,080	96,952,820	2%	96,952,820	14,285,715	*
Herskowitz, Mark(9)	12,629,262	*	12,629,262	19,391,841	*	19,391,841
Mercer Street Global Opportunity Fund, LLC(10)	145,478,210	4%	145,478,210	217,492,421	5%	217,492,421	587,500,000	7%
Morningview Financial LLC(11)	37,885,714	1%	37,885,714	58,171,429	1%	58,171,429	819,508,929	9%
Proactive Capital Partners, L.P. (12)	59,556,967	2%	50,515,432	86,605,707	2%	77,564,172	11,472,572	*
Puritan Partners LLC(13)	214,686,146	6%	214,686,146	329,638,949	8%	329,638,949	656,712,075	8%
Quick Capital, LLC(14)	12,629,262	*	12,629,262	19,391,841	*	19,391,841	47,232,143	*
SE Holdings LLC(15)	50,513,818	2%	50,513,818	77,560,979	2%	77,560,979	11,428,572	*
Silverback Capital Corporation(16)	63,143,080	2%	63,143,080	96,952,820	2%	96,952,820	14,285,715	*
Tri-Bridge Ventures, LLC(17)	50,513,818	2%	50,513,818	77,560,979	2%	77,560,979

Directors and NEOs
Sebastian Giordano(18)							147,126,433	2%
James Giordano(19)							11,363,636	*
Charles Benton(20)							3,636,364	*
John Mercadante, Jr.(21)	1,400,000	*		1,400,000	*		27,663,637	*
Norman Newton(20)							3,636,364	*
Justin Frey(22)							21,634,615	*
Douglas M Cerny(23)	1,000,000	*		1,000,000	*

All executive officers and directors as a group	2,400,000	*		2,400,000	*		215,061,049	2%

Joseph Corbisiero(24)							502,651,844	6%

* less than 1%

** As of the date of the Offering on May 4, 2021, approximately 3,353,402,602 shares Common Stock were beneficially owned by all stockholders (in the case of no Triggering Event).

As of the date of the Offering on May 4, 2021, approximately 4,061,381,871 shares Common Stock were beneficially owned by all stockholders (in the case of a Triggering Event).

*** Approximately 8,652,949,900 shares are beneficially owned by all stockholders as of the date of this Prospectus. Assumes that all the shares are sold.

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(1) Number of Shares Beneficially Owned Prior to the Offering includes (i) 34,190,696 shares issuable upon conversion of 10,709 shares of Series E Stock (assuming a Triggering Event is continuing), and (ii) 14,285,714 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 47,142,857 shares issuable upon exercise of other warrants and 211,500,000 shares issuable on conversion of Series G Stock. Bryan Pantofel has voting and dispositive powers over the shares held by BHP Capital NY, Inc. Bryan Pantofel disclaims beneficial ownership over the shares held by BHP Capital NY, Inc. The address of BHP Capital NY, Inc. is 45 SW 9th St, Apt. 1603, Miami, FL 33130.

(2) Number of Shares Beneficially Owned Prior to the Offering includes (i) 246,860,079 shares issuable upon conversion of 77,320 shares of Series E Stock (assuming a Triggering Event is continuing), and (ii) 114,126,857 shares of common stock issuable upon exercise of Warrants. 55,902 shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 8,000,000 shares issuable upon exercise of other warrants and 293,750,000 shares issuable on conversion of Series G Stock. Thomas Walsh has voting and dispositive powers over the shares held by Cavalry Fund I LP. Thomas Walsh disclaims beneficial ownership over the shares held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 61 Kinderkamack Road, Woodcliff Lake, NJ 07677.

(3) Number of Shares Beneficially Owned Prior to the Offering includes (i) 13,677,555 shares issuable upon conversion of 4,284 shares of Series E Stock (assuming a Triggering Event is continuing), and (ii) 5,714,286 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 5,714,286 shares of common stock and 2,857,143 shares issuable upon exercise of other warrants. Robert Herskowitz has voting and dispositive powers over the shares held by Chase Financing Inc. Robert Herskowitz disclaims beneficial ownership over the shares held by Chase Financing Inc. The address of Chase Financing Inc. is 4775 Collins Ave – Suite 2504, Miami Beach, FL 33140.

(4) Number of Shares Beneficially Owned Prior to the Offering includes (i) 54,704,762 shares issuable upon conversion of 17,134 shares of Series E Stock (assuming a Triggering Event is continuing), and (ii) 22,857,143 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 31,428,572 shares issuable upon exercise of other warrants and 117,500,000 shares issuable on conversion of Series G Stock. Yakov D. Borenstein has voting and dispositive powers over the shares held by Eagle Equities, LLC. Yakov D. Borenstein disclaims beneficial ownership over the shares held by Eagle Equities, LLC. The address of Eagle Equities, LLC. is 390 Whalley Ave., New Haven, CT 06511.

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(5) Number of Shares Beneficially Owned Prior to the Offering includes (i) 198,308,589 shares of common stock issuable upon conversion of 62,113 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 92,843,143 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 8,571,229 shares of common stock, 97,857,143 shares issuable upon exercise of other warrants and 132,187,500 shares issuable on conversion of Series G Stock. Pinny Rotter has voting and dispositive powers over the shares held by Efrat Investments LLC. Pinny Rotter disclaims beneficial ownership over the shares held by Efrat Investments LLC. The address of Efrat Investments LLC is 59 Lenox Avenue, Clifton, NJ 07012.

(6) Number of Shares Beneficially Owned Prior to the Offering includes (i) 27,351,918 shares of common stock issuable upon conversion of 8,567 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 11,428,572 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 13,049,683 shares of common stock. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. The address of Bruce J. Ferguson, 492 Smith Rd, Pittsford, NY 14534.

(7) Number of Shares Beneficially Owned Prior to the Offering includes (i) 109,410,865 shares of common stock issuable upon conversion of 34,269 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 45,714,286 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Alexander Dillon has voting and dispositive powers over the shares held by GPL Ventures, LLC. Alexander Dillon disclaims beneficial ownership over the shares held by GPL Ventures, LLC. The address of GPL Ventures, LLC is One Penn Plaza, 6196, New York, NY 10119.

(8) Number of Shares Beneficially Owned Prior to the Offering includes (i) 68,381,391 shares of common stock issuable upon conversion of 21,418 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 28,571,429 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 14,285,715 shares issuable upon exercise of other warrants. Noah Weinstein has voting and dispositive powers over the shares held by GW Holdings Group, LLC. Noah Weinstein disclaims beneficial ownership over the shares held by GW Holdings Group, LLC. The address of GW Holdings Group, LLC is 137 Montague St., Suite 291, Brooklyn, NY 11201.

(9) Number of Shares Beneficially Owned Prior to the Offering includes (i) 13,677,555 shares of common stock issuable upon conversion of 4,284 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 5,714,286 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. The address of Mark Herskowitz, 4345 N. Jefferson Ave, Miami Beach, FL 33140.

(10) Number of Shares Beneficially Owned Prior to the Offering includes (i) 145,651,278 shares issuable upon conversion of 45,620 shares of Series E Stock (assuming a Triggering Event is continuing), and (ii) 71,841,143 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 587,500,000 shares issuable on conversion of Series G Stock. Jonathan Juchno has voting and dispositive powers over the shares held by Mercer Street Global Opportunity Fund, LLC. Jonathan Juchno disclaims beneficial ownership over the shares held by Mercer Street Global Opportunity Fund, LLC. The address of Mercer Street Global Opportunity Fund, LLC is 107 Grand Street, 7th Floor, New York, NY 10013.

(11) Number of Shares Beneficially Owned Prior to the Offering includes (i) 41,028,571 shares of common stock issuable upon conversion of 12,851 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 17,142,857 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 158,571,429 shares issuable upon exercise of other warrants and 660,937,500 shares issuable on conversion of Series G Stock. Max Riccio has voting and dispositive powers over the shares held by Morningview Financial LLC. Max Riccio disclaims beneficial ownership over the shares held by Morningview Financial LLC. The address of Morningview Financial LLC. Is 303 N. Glenoaks Blvd., Suite 200, Burbank, CA 91502.

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(12) Number of Shares Beneficially Owned Prior to the Offering includes (i) 54,704,762 shares of common stock issuable upon conversion of 17,135 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 22,857,143 shares of common stock issuable upon exercise of Warrants, 44,000 shares of common stock issuable on exercise of a warrant, and 8,972,085 shares of common stock issuable on conversion of convertible promissory notes. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 11,428,572 shares of common stock and 44,000 shares issuable upon exercise of other warrants. Jeffrey Ramson has voting and dispositive powers over the shares held by Proactive Capital Partners, L.P. Jeffrey Ramson disclaims beneficial ownership over the shares held by Proactive Capital Partners, L.P. The address of Proactive Capital Partners, L.P. is 150 East 58th St., 20th Floor, New York, NY 10155.

(13) Number of Shares Beneficially Owned Prior to the Offering includes (i) 232,496,092 shares of common stock issuable upon conversion of 72,821 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 97,142,857 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 78,587,075 shares of common stock, 137,500,000 shares issuable upon exercise of other warrants and 440,625,000 shares issuable on conversion of Series G Stock. Richard Smithkline has voting and dispositive powers over the shares held by Puritan Partners LLC. Richard Smithkline disclaims beneficial ownership over the shares held by Puritan Partners LLC. The address of Puritan Partners LLC is 4 Puritan Road, Rye, NY 10580.

(14) Number of Shares Beneficially Owned Prior to the Offering includes (i) 13,677,555 shares of common stock issuable upon conversion of 4,284 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 5,714,286 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 17,857,143 shares issuable upon exercise of other warrants and 29,375,000 shares issuable on conversion of Series G Stock. Aryeh Goldstein has voting and dispositive powers over the shares held by Quick Capital, LLC. Eilon Natan has voting and dispositive powers over the shares held by Quick Capital, LLC. Eilon Natan disclaims beneficial ownership over the shares held by Quick Capital, LLC. The address of Quick Capital, LLC is 66 West Flagler Street, Suite 900 - #2292, Miami, FL 33130.

(15) Number of Shares Beneficially Owned Prior to the Offering includes (i) 54,703,836 shares of common stock issuable upon conversion of 17,134 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 22,857,143 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 11,428,715 shares issuable upon exercise of other warrants. Aryeh Goldstein has voting and dispositive powers over the shares held by SE Holdings LLC. Aryeh Goldstein disclaims beneficial ownership over the shares held by SE Holdings LLC. The address of SE Holdings LLC is6130 W Flamingo Rd, STE 1878, Las Vegas, NV 89103.

(16) Number of Shares Beneficially Owned Prior to the Offering includes (i) 68,381,391 shares of common stock issuable upon conversion of 21,418 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 28,571,429 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Number of Shares Beneficially Owned After Completion of Maximum Offering includes 14,285,715 shares issuable upon exercise of other warrants. Gillian Gold has voting and dispositive powers over the shares held by Silverback Capital Corporation. Gillian Gold disclaims beneficial ownership over the shares held by Silverback Capital Corporation. The address of Silverback Capital Corporation is 614 N Dupont Hwy Suite 210, Dover, DE 19901.

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(17) Number of Shares Beneficially Owned Prior to the Offering includes (i) 54,703,836 shares of common stock issuable upon conversion of 17,134 shares of Series E Stock (assuming a Triggering Event is continuing) and (ii) 22,857,143 shares of common stock issuable upon exercise of Warrants. All shares of Series E Stock have been converted, and all Warrants have been exercised. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. John Forsythe III has voting and dispositive powers over the shares held by Tri-Bridge Ventures, LLC. John Forsythe III disclaims beneficial ownership over the shares held by Tri-Bridge Ventures, LLC. The address of Tri-Bridge Ventures, LLC is 601 Monmouth Ave., Spring Lake, NJ 07762.

(18) Includes 61,063,217 vested common share and 61,063,216 unvested shares, and 25,000,000 vested stock warrants with an exercise price of $0.06 per shares that were issued to Ascentaur LLC, a company controlled by Mr. Giordano in 2020.

(19) Consists of 11,363,636 vested common shares.

(20) Consists of 3,636,364 vested common shares.

(21) Consists of 27,663,637 vested common shares.

(22) Consists of 10,817,308 vested common shares and 10,817,308 unvested common shares.

(23) Includes 200,000 shares owned by Leslie Oppenheimer. Mr. Cerny disclaimed beneficial ownership over the shares owned by Ms. Oppenheimer

(24) Mr. Joseph Corbisiero is the chief executive officer of Freight Connections. Includes 178,911,844 vested common shares and 32,374 shares of Series H convertible preferred stock which are convertible into 323,740,000 common shares.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares of Common Stock on the OTC Markets or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. The Selling Stockholders will sell the shares offered by this prospectus at prices from $0.001 to $0.005 per share (and, within such range, will determine at what price they may sell the shares) until the company’s shares are listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time they will sell the shares offered by this prospectus at prevailing market prices or privately negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 or NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay all fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and any claims brought against any of the Selling Stockholders by any stockholder of the Company.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. No underwriter or coordinating broker is acting in connection with the proposed sale or the resale of Shares by the Selling Stockholders.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes the material terms and provisions of our Common Stock and preferred stock.

As of the date of this Registration Statement, the Company has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Common Stock.

The following is a summary of information concerning capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, (the “Charter”) and Bylaws of the Company (the “By-Laws”) and are entirely qualified by these documents.

Common Stock

Authorized Shares. The Company is authorized to issue up to ten billion (10,000,000,000) shares of Common Stock.

The Company is actively pursuing strategic partnerships, including further acquisitions. Our acquisition strategy will include issuing additional shares. Currently, the Company is authorized to issue ten billion shares of Common Stock. Currently, approximately 4,387,563,354 shares of Common Stock are outstanding, and, if all rights convertible into or exchangeable for shares of Common stock were exercised, close to 8,700,000,000 shares of Common Stock would be outstanding. Further, a substantial portion of the unissued shares of Common Stock are held in reserve in connection with rights of conversion of convertible preferred stock and/or debt and/or exercise of warrants and/or options. Consequently, the Company will not be able to issue shares in connection with additional equity investments (including any requirements by investors to place shares of Common Stock in reserve for conversion of convertible preferred stock and/or debt and/or exercise of warrants and/or options), unless the Company amends its Articles of Incorporation to authorize the issuance of additional Common Stock. The Board of Directors believes it is in the interest of the Company that the Articles of Incorporation of the Company be amended to authorize the issuance of Fifty Billion shares of Common Stock (the “Authorized Share Increase Proposal”).

Our Board of Directors has unanimously adopted a resolution seeking stockholder approval to authorize the Board of Directors to increase the number of authorized shares of common stock. The Board believes that this increase in the number of authorized shares is in the best interest of the Company and its stockholders in order for the Company to actively pursue imminent strategic partnerships in exchange for valuable shares in the Company. The relative voting and other rights of holders of the common stock will not be altered by the authorization of additional shares of common stock.

Dividends. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Voting Rights. Each share of Common Stock is entitled to one vote per share on matters voted on by the stockholders.

Liquidation Rights. Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution. As of the date of this Registration Statement, holders of 21,418 shares of Series E Stock have the right to receive a liquidation preference equal to $13.34 per share prior to any distribution or payment to the holders of the Common Stock and on an equal basis with the Series G Stock, and holders of 511,500 shares of Series G Stock have the right to receive a liquidation preference equal to $10.00 per share prior to any distribution or payment to the holders of the Common Stock and on an equal basis with the Series E Stock.

Other Rights. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights.

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Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.

Listing. The Common Stock is quoted on the OTC Pink market under the symbol “TLSS”.

Preferred Stock

Our Board has been authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board, which may include, among other features, dividend rights, voting rights, liquidation preferences, conversion rights and pre-emptive rights.

Series B Preferred Stock

In August 2019, our Board designated Series B Preferred Stock consisting of 1,700,000 shares with a par value of $0.001 and a stated value of $0.001. The Series B Preferred Stock has no voting rights and is not redeemable. Each share of Series B Preferred Stock is convertible into one share of Common Stock at the option of the holder subject to beneficial ownership limitation.

On August 16, 2019, the Company issued 1,000,000 shares of Series B Preferred Stock for services rendered to the former member of Prime EFS who was considered a related party. The shares were valued at $2.50 per share on an as if converted basis to Common Stock based on then recent sales of the Company’s Common Stock of $2.50 per share. In connection with the issuance of the Series B Preferred Stock, the Company recorded stock-based compensation of $2,500,000. On July 24, 2020, the Company issued 1,000,000 shares of Common Stock upon the conversion these shares of Series B Preferred Stock.

On August 16, 2019, the Company issued 700,000 shares of Series B Preferred Stock upon settlement of 700,000 shares of issuable Common Stock. Effective April 29, 2022, these 700,000 shares of Class B Preferred Stock were cancelled.

Series D Preferred Stock

In July 2020, our Board designated 1,250,000 shares of our authorized shares of preferred stock as Series D Convertible Preferred Stock (the “Series D Stock”), which has the following preferences, voting powers, qualifications and special or relative rights or privileges.

Conversion. Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series D Stock is convertible into 1,000 shares of Common Stock. A holder of Series D Stock may not convert any shares of Series D Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D COD”). However, upon notice from a holder to the Company, such holder may decrease or increase for such holder the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series D COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Dividends. Holders of Series D Stock are not entitled to receive dividends in respect of such shares.

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Voting Rights. The Series D Stock has no voting rights, except as otherwise required by law and that approval of at least a majority of the outstanding Series D Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series D Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series D Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series D Stock; (c) issue any Series D Stock, other than to certain specified persons; or (d) without limiting any provision hereunder, whether or not prohibited by the terms of the Series D Stock, circumvent a right of the Series D Stock.

Liquidation Preference. The Series D Stock has a stated value of $6.00 per share (the “Series D Stated Value”). On an equal basis with the holders of Series E Stock and Series G Stock, and subject to the liquidation preference of the Series B Stock if any were then outstanding, that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the Series D Stock are entitled to receive an amount per share equal to the Series D Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series D Stock. Shares of Series D Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Participation Rights. Until July 20, 2021, the holders of Series D Stock have the right to participate, pro rata, in each subsequent sale of Common Stock (or any securities that would entitle the holders thereof to acquire Common Stock including, without limitation, debt, preferred stock, rights, options or warrants) in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

As of the date of this Registration Statement, no Series D Stock is issued and outstanding.

Series E Preferred Stock

In October 2020, our Board designated 562,250 shares of our authorized shares of preferred stock as Series E Stock (“Series E Stock”). The Series E COD was amended and restated in December of 2020. The Series E Stock has the following preferences, voting powers, qualifications and special or relative rights or privileges, provided that such description is qualified by the more detailed description in this prospectus and in the Series E COD.

Conversion. Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series E Stock is initially convertible into a number of shares of the Company’s Common Stock calculated by dividing $13.34 (the “Stated Value”) of each share being converted by the Conversion Price. The initial Conversion Price is $0.01. The Company agreed with the holder of the Company’s remaining outstanding Series E Convertible Preferred Stock to reduce the conversion price of the Series E Stock to $0.003 per share. In addition, the Corporation shall issue the holder converting all or any portion of Series E Stock an additional sum (the “Make Good Amount”) equal to $210 for each $1,000 of Stated Value of the Series E Stock converted prorated for amounts more or less than $1,000 (the “Extra Amount”). Subject to the beneficial ownership limitation, the Make Good Amount shall be paid in shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of 80% times the average prevailing market price for the five trading days prior to the date a holder shall have delivered a notice of conversion to the Company. The initial conversion price is subject to adjustment for stock dividends and stock splits and dilutive issuances as defined in the Series E COD. A holder of Series E Stock may not convert any shares of Series E Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Series E COD. However, upon notice from the holder to the Company, a holder may decrease or increase for such holder the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company. Upon the occurrence of certain triggering events and until such triggering event is cured, each share of Series E Stock will be convertible into shares of Common Stock (subject to the limitation described above in this paragraph) at 125% of the Stated Value. In addition, the Make Good Amount shall equal $310 for each $1,000 of Stated Value of the Series E Stock converted prorated for amounts more or less than $1,000 (the “Triggering Event Extra Amount”). Subject to the beneficial ownership limitation, the Make Good Amount shall be paid in shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Triggering Event Extra Amount by the product of 70% times the average prevailing market price for the five trading days prior to the date a holder shall have delivered a notice of conversion to the Company. Triggering events include, but are not limited to, (1) failure to satisfy Rule 144 current public information requirements; (2) ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or failing to comply with the reporting requirements of a reporting company under the Exchange Act; (3) suspension from or termination of trading; (4) failure to reserve sufficient shares of Common Stock (after cure periods and subject to certain extensions); (5) various insolvency proceedings (subject to certain carveouts); (6) material breach of the Series E Offering transaction documents; and (7) failure to redeem the Series E Stock when demanded as permitted in the Series E COD.

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Dividends. Cumulative dividends on each share of Series E Stock shall accrue at the rate of 6% per annum based on a 360-day year on the Stated Value plus all unpaid accrued and accumulated dividends thereon. All accrued dividends shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series E.

Voting Rights. Each holder of Series E Stock has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Stock held by such holder are convertible as of the applicable record date. Approval of at least a majority of the outstanding Series E Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series E Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series E Stock; (c) issue any Series D Convertible Preferred Stock; (d) issue any Series E Stock in excess of 562,250 shares; or (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series E Stock, circumvent a right of the Series E Stock.

Liquidation Preference. The Series E Stock has a stated value of $13.34 per share. On an equal basis with the holders of Series D Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the Series E Stock are entitled to receive an amount per share equal to the Series E Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

Participation Rights. (a) For 24 months from the date that shares of the Series E Stock are first issued to a holder, the holders of Series E Stock have the right to participate, pro rata, in each subsequent financing in an amount up to 40% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

Series E Offering Warrants

Warrants (“Series E Warrants”) to purchase 82,285,716 shares of Common Stock are currently outstanding. The initial exercise price of the Warrants was $0.01 per share, subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if, other than upon conversion of existing convertible preferred stock, we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. On July 11, 2023, warrants to purchase shares of Common stock were exercised at an exercise price of $0.002 per share. The exercise price of the Series E Warrants, with regard to any exercises on or after such date, shall be $0.002 per share. The Warrants expire on the close of business on the fifth-year anniversary of the date on which they are issued.

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Series G Preferred Stock

In December 2021, our Board designated 1,000,000 shares of our authorized shares of preferred stock as Series G Stock. The Series G Stock has the following preferences, voting powers, qualifications and special or relative rights or privileges, provided that such description is qualified by the more detailed description in this prospectus and in the Series G COD.

Conversion. Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series G Stock is initially convertible into a number of shares of the Company’s Common Stock calculated by dividing $10.00 (the “Stated Value”) of each share being converted by the Conversion Price. The initial Conversion Price was $0.01. In addition, the Corporation shall issue to a holder converting all or any portion of Series G Stock an additional sum (the “Make Good Amount”) equal to $210 for each $1,000 of Stated Value of the Series G Stock converted prorated for amounts more or less than $1,000 (the “Extra Amount”). Subject to the beneficial ownership limitation, the Make Good Amount shall be paid in shares of Common Stock, as follows: The number of shares of Common Stock issuable as the Make Good Amount shall be calculated by dividing the Extra Amount by the product of 80% times the average prevailing market price for the five trading days prior to the date a holder delivered a notice of conversion to the Company. A holder of Series G Stock may not convert any shares of Series G Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Series G COD. However, upon notice from the holder to the Company, a holder may decrease or increase for such holder the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series G COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Until the earliest of (i) December 31, 2023 or (ii) the listing of the Common Stock for trading on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the NYSE American, if, other than upon conversion of existing convertible preferred stock, we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the conversion price in effect at such time, the conversion price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. On July 11, 2023, warrants to purchase shares of Common stock were exercised at an exercise price of $0.002 per share. The conversion price of the Series G Stock, with regard to any conversions on or after such date, with regard to any conversions on or after such date, shall be $0.002 per share.

Dividends. Cumulative dividends on each share of Series G Stock shall accrue at the rate of 6% per annum based on a 360-day year on the Stated Value plus all unpaid accrued and accumulated dividends thereon. All accrued dividends shall be paid in cash only when, as and if declared by the Board of Directors out of funds legally available therefor or upon a liquidation or redemption of the Series G.

Voting Rights. Each holder of Series G Stock has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series G Stock held by such holder are convertible as of the applicable record date. Approval of at least a majority of the outstanding Series G Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series G Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series G Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series G Stock; (c) issue any Series D or E Convertible Preferred Stock; (d) issue any Series G Stock in excess of 1,000,000 shares; or (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series G Stock, circumvent a right of the Series G Stock.

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Liquidation Preference. The Series G Stock has a stated value of $10.00 per share. On an equal basis with the holders of Series E Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the Series G Stock are entitled to receive an amount per share equal to the Series G Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

Participation Rights. (a) For 24 months from the date that shares of the Series G Stock are first issued to a holder, the holders of Series G Stock have the right to participate, pro rata, in each subsequent financing in an amount up to 40% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

Series G Offering Warrants

Warrants to purchase 710,000,000 shares of Common Stock are currently outstanding. The initial exercise price of the Warrants was $0.01 per share, subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if, other than upon conversion of existing convertible preferred stock, we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, then the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. On July 11, 2023, warrants to purchase shares of Common stock were exercised at an exercise price of $0.002 per share. The exercise price of the Warrants, with regard to any exercises on or after such date, shall be $0.002 per share. The Warrants expire on the close of business on the fifth-year anniversary of the date on which they are issued.

Series H Preferred Stock

In September 2022, the Company’s Board filed the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock (the “Series H COD”) with the Secretary of State of the State of Nevada designating 35,000 shares of preferred stock as Series H. The Series H has no stated value. Pursuant with the Series H COD,

● Each holder of Series H shall have no voting rights.

● Each share of Series H shall be convertible into 10,000 shares of the Company’s common stock, subject to beneficial ownership limitations. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the Series H held by the Holder. The Holder and the Company, by mutual consent, may increase or decrease the Beneficial Ownership Limitation provisions of the Series H COD, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series H held by the Holder.

● Upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series H preferred stock shall be entitled to receive out of assets of the Company legally available therefor the same amount that a holder of the Company’s common stock would receive on an as-converted basis (without regard to the beneficial ownership limitation or any other conversion limitations hereunder). The right of a Series H Holder to receive such payment shall be preferential to the right of holders of common stock but shall be subordinate to the rights of the holder of any other series of preferred stock of the Company.

In connection with the acquisitions of Freight Connections, on September 16, 2022, the Company issued 32,374 shares of Series H preferred stock. These shares were valued in the amount of $1,910,066 based on the as if converted fair value of the underlying common shares, or $0.0059 per common share, based on the quoted closing price of the Company’s common stock on the measurement date.

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Series I Preferred Stock

On July 14, 2023, in connection with obtaining expeditious stockholder approval of the amendment to its Articles of Incorporation for the Authorized Share Increase Proposal, the Company issued a new series of preferred stock (“Series I Preferred Stock”) having the right to vote and/or consent solely on the Authorized Share Increase Proposal. Solely with respect to the Authorized Share Increase Proposal, the Series I Preferred Stock shall have voting power equal to 51% of the number of votes eligible to vote at any special or annual meeting of the Company’s stockholders (with the power to take action by written consent in lieu of a stockholders meeting). The Series I Preferred Stock shall not have the right to vote and/or consent on any matter other than an Authorized Share Increase Proposal. The Series I Preferred Stock shall not be entitled to participate in any distribution of assets or rights upon any liquidation, dissolution or winding up of the Company, shall not be convertible into Common Stock or any other security of the Company, and shall not be entitled to any dividends or distributions. Any Series I Preferred Stock issued and outstanding shall be automatically surrendered to the Company and cancelled for no consideration upon the effectiveness of the amendment to the Company’s Articles of Incorporation that is authorized by stockholder approval of such Authorized Share Increase Proposal. Upon such surrender and cancellation, all rights of the Series I Preferred Stock shall cease and terminate, and the Series I Preferred Stock shall be retired and shall not be reissued.

Inducement Offering Warrants

Warrants to purchase 133,214,289 shares of Common Stock are currently outstanding. The warrants were issued to holders of outstanding warrants previously issued by the Company as inducement for such holders to exercise their warrants. The initial exercise price of the Warrants was $0.01 per share, subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if, other than upon conversion of existing convertible preferred stock, we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. On July 11, 2023, warrants to purchase shares of Common stock were exercised at an exercise price of $0.002 per share. The exercise price of the Warrants, with regard to any exercises on or after such date, shall be $0.002 per share.

Other Warrants and Options

●	An aggregate of 114,000 shares of Common Stock are issuable upon the exercise of outstanding common stock purchase warrants for a purchase price of $1.00 per share which expire in June 2024.

●	Warrants to purchase 696,111 shares of Common Stock at an exercise price of $0.006 per share are currently outstanding. The initial exercise price of these warrants was $2.50 per share. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if we issue shares of Common Stock, or securities exercisable to purchase or convertible into shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. As of November 30, 2020, the exercise price of these warrants has been reduced to $0.006 per share. These warrants were issued on August 30, 2019 and expire on August 30, 2024.

●	Warrants to purchase 827,200 shares of Common Stock at an exercise price of $0.40 are currently outstanding. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between January 1, 2020 and April 30, 2020 and have terms of five years.

●	Warrants to purchase 1,298,078 shares of Common Stock at an exercise price of $2.50 are currently outstanding. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between July 2019 and October 2019 and have terms of five years.

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●	A Warrant to purchase 203,000 shares of Common Stock at an exercise price of $1.81 is currently outstanding. Pursuant to the terms of this warrant, the exercise price of this warrant is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. This warrant was issued on July 12, 2019 and have a term of five years.

●	On June 16, 2020, the Company issued a Common Stock purchase warrant to Ascentaur, LLC to purchase up to 25,000,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

●	On June 16, 2020, the Company issued a Common Stock purchase warrant to Harry Datys to purchase up to 3,100,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

●	An aggregate of 80,000 shares of Common Stock are issuable upon the exercise of outstanding stock purchase options that are exercisable for a purchase price of $8.85 per share and expire in April 2024.

●	Warrants to purchase 106,857,143 shares of Common Stock at an exercise price of $0.002 are currently outstanding. Pursuant to the terms of these warrants, the exercise price of these warrants are subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued to the placement agents who provided services in connection with the sale of the Company’s Series E Preferred during the period of December 28, 2020 to September 2021, and have a term of five years.

●	Warrants to purchase 142,000,000 shares of Common Stock at an exercise price of $0.002 per share were issued to the placement agents who provided services in connection with the sale of the Company’s Series G Stock during the period of December 31, 2021 to March 4, 2022. Pursuant to the terms of these warrants, the exercise price of these warrants are subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants have a term of five years.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders (and not by written consent) by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. Further, this prohibition extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the Board of Directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board of Directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders (which may be by written consent); or

●	the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher. In each case, the price-per-share calculation is increased for interest from the date of the calculation, and decreased for dividends paid on common shares.

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A “combination” is generally defined to include

(a)	Any merger or consolidation with an “interested stockholder”;

(b)	or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having:

(i)	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation,

(ii)	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

(iii)	10% or more of the earning power or net income of the corporation;

(c)	certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder;

(d)	The issuance or transfer, in one transaction or a series of transactions, of any shares that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of corporation to an “interested stockholder” (except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders);

(e)	The adoption of any plan or proposal for the liquidation or dissolution of corporation under any agreement, arrangement or understanding, whether or not in writing, with the “interested stockholder”;

(f)	Any receipt by the “interested stockholder” of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation; and

(g)	certain other reclassifications, recapitalizations, mergers/consolidations with subsidiaries, or other transactions (whether or not by agreement with the “interested stockholder”) that has the immediate and proximate effect of increasing the proportionate voting shares (including through convertible securities) held by the “interested stockholder”, unless such transaction would otherwise be excluded by clause (d) above.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares only have such voting rights as are approved by a majority of disinterested stockholders. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Transfer Company. The transfer agent’s telephone number is (303) 282-4800.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Flangas Law Group.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report thereto, and are incorporated in this prospectus by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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Up to 2,062,152,717 Shares

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

Common Stock

PROSPECTUS DATED AUGUST 24, 2023

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee	$6,749.42
Legal fees and expenses*	$50,000.00
Accounting fees and expenses*	$15,000.00
Printing and miscellaneous expenses*	$4,800.00
$76,549.42

* Estimated solely for the purpose of this Item. Actual expenses may vary.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our articles of incorporation nor our bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by such individual in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act, and we will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On January 3, 2023, the Company’s Board of Directors granted the chief operating officer 21,634,615 shares of its common stock which were valued at $90,865, or $0.0042 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares will vest in equal quarterly installments with the first installment of 5,408,653 shares vesting on March 31, 2023, and 5,408,654 common shares vesting each quarter through December 31, 2023. In connection with these shares, the Company valued these common shares at a fair value of $90,865 and will record stock-based compensation expense over the one-year vesting period.

On January 23, 2023, the Company agreed to grant restricted stock awards to three independent members of the Company’s board of directors for an aggregate of 5,454,546 common shares of the Company which were valued at $28,909, or $0.0053 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares vest in equal quarterly installments with the first installment of 1,363,636.50 shares vesting on March 31, 2023, and 1,363,636.50 common shares vesting each quarter through December 31, 2023.

During the three months ended June 30, 2023, the Company’s Board of Directors granted certain employees an aggregate of 7,080,893 shares of its common stock which were valued at $35,000, or $0.0049 per common share, based on the quoted closing price of the Company’s common stock on the measurement date. These shares will vest in equal quarterly installments from the gate of grant.

The securities described in this section were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this Registration Statement on Form S-1. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of March 30, 2017, by and among the Registrant and Save on Transport Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the Securities and Exchange Commission on June 30, 2015).

3.2	Certificate of Change filed with the Nevada Secretary of State, dated December 18, 2013 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2013).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2011).

3.4	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of PetroTerra Corp., dated August 7, 2017 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2017).

3.5	Certificate of Amendment to Amended and Restated Articles of Incorporation dated July 16, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2018).

3.6	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock, dated August 16, 2019 (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on May 29, 2020).

3.7	Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock, filed on July 17, 2020 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2020).

3.8	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Transportation and Logistics Systems, Inc., effective as of July 20, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2020).

3.9	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of the Company, filed on July 20, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2020).

3.10	Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock of the Company, filed on October 6, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2020).

3.11	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock of the Company, filed on December 28, 2020 (incorporated by reference to Exhibit 10.28 to our Form S-1/A dated February 10, 2021).

3.12	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Transportation and Logistics Systems, Inc., effective as of April 13, 2021 (incorporated by reference to Exhibit 3.5 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission on November 15, 2021).

3.13	Certificate of Designation of Preferences, Rights and Limitations of Series F Preferred Stock of the Company, filed on February 22, 2021 (incorporated by reference to Exhibit 3.6 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as filed with the Securities and Exchange Commission on November 15, 2021).

3.14

Certificate of Designation of Preferences, Rights and Limitations of Series G Preferred Stock of the Company, filed on December 28, 2021 (incorporated by reference to Exhibit 3.14 to our Form S-1 dated January 28, 2022).

3.15	Amended and Restated Bylaws of Transportation and Logistics Systems, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 28, 2022).

3.16	Certificate of Designation of Preferences, Rights and Limitations of Series I Preferred Stock of the Company, filed on July 14, 2023 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2023).

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4.1	Form of Common Stock Purchase Warrant in Warrant Offering (incorporated by reference to Exhibit 4.1 to our Form S-1 dated January 28, 2022).

4.2	Form of Common Stock Purchase Warrant in Series G Offering (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2022).

4.3*	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.

5.1*	Opinion of Flangas Law Group, dated August 24, 2023.

10.1	Stock Purchase and Sale Agreement, dated June 15, 2021, between the Company and Anthony Berritto (sole shareholder of SalSon Logistics, Inc., a Georgia corporation) (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2021).

10.2	Form of Registration Rights Agreement for Warrants. (incorporated by reference to Exhibit 10.5 to our Form S-1 dated January 28, 2022).

10.3	Form of Registration Rights Agreement for Series G Convertible Preferred Stock (incorporated by reference to Exhibit 10.6 to our Form S-1 dated January 28, 2022).

10.4	Offer Letter, dated November 10, 2021, between TLSS and Mr. James Giordano (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2022).

10.5	Employment Agreement, dated January 4, 2022, between TLSS and Mr. Sebastian Giordano (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2022).

10.6	Confidential Settlement Agreement and Mutual Release, dated October 31, 2021, between TLSS and Westmount Financial Limited Partnership (incorporated by reference to Exhibit 10.9 to our Form S-1 dated January 28, 2022).

10.7	Stock Purchase and Sale Agreement, dated as of May 23, 2022, between TLSS Acquisition, Inc. (a wholly-owned subsidiary of the Company) and Freight Connections, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2022).

10.8	Employment Agreement, dated as of July 1, 2022, the Company) and James Giordano (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2022).

10.9	Stock Purchase and Sale Agreement, dated as of January 4, 2023, by and among TLSS Acquisition, Inc., a Delaware corporation; Severance Trucking Co., Inc., a Massachusetts corporation,Severance Warehousing, Inc., a Massachusetts corporation, and McGrath Trailer Leasing, Inc., a Maine corporation (collectively, the “Companies”); The Shareholders of the Companies; Kathryn Boyd, as the Shareholders’ Representative; and R|A Feingold Law & Consulting, P.A., as Closing Agent and Escrow Agent (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2023).

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21*	Subsidiaries of Registrant

23.1*	Consent of Flangas Law Group (contained in Exhibit 5.1).

23.2*	Consent of Salberg & Company, P.A.

107*	Filing Fee Table

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Link base Document

101.DEF	XBRL Taxonomy Extension Definition Link base Document

101.LAB	XBRL Taxonomy Label Link base Document

101.PRE	XBRL Extension Presentation Link base Document

101.SCH	XBRL Taxonomy Extension Scheme Document

*	Filed herewith.
**	To be filed by amendment.
+	Pursuant to Item 601(b)(5) of Regulation S-K, Exhibit G to this document has been omitted and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the SEC upon request.
#	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules have been omitted from this exhibit and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the SEC upon request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Jupiter, Florida on the 24th day of August, 2023.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/ Sebastian Giordano
Name:	Sebastian Giordano
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Transportation and Logistics Systems, Inc. (the “Company”), hereby severally constitute and appoint Sebastian Giordano and James Giordano, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Sebastian Giordano	President, Chief Executive Officer, Chairman of the Board of Directors and Director	August 24, 2023
Sebastian Giordano	(Principal Executive Officer)

/s/ James Giordano	Chief Financial Officer	August 24, 2023
James Giordano	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles Benton	Director	August 24, 2023
Charles Benton
/s/ Norman Newton	Director	August 24, 2023
Norman Newton
/s/ John Mercadante	Director	August 24, 2023
John Mercadante

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